UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Oasis Petroleum Inc.
(Name of Registrant as Specified in Its Charter)

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OASIS PETROLEUM INC.

1001 Fannin Street

Suite 1500

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Oasis Petroleum Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Oasis Petroleum Inc. (the “Company”) will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, on Wednesday, May 2, 2012, at 9:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1. To elect three Class II directors, each for a term of three years.

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2012.

3. To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on March 5, 2012.

YOUR VOTE IS IMPORTANT

Please vote over the internet at www.proxyvote.com or by phone at 1-800-690-6903 promptly so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Nickolas J. Lorentzatos
Corporate Secretary

Houston, Texas

March 14, 2012

OASIS PETROLEUM INC.

1001 Fannin Street

Suite 1500

Houston, Texas 77002

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of the Company requests your Proxy for the Annual Meeting that will be held Wednesday, May 2, 2012, at 9:00 a.m. Central Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. By granting the Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Corporate Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the Proxy, or by signing and delivering to the Corporate Secretary of the Company a Proxy with a later date. Your attendance at the Annual Meeting will not revoke the Proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the Proxy is exercised or unless you vote your shares in person at the Annual Meeting.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), the Company is making this Proxy Statement and its Annual Report available to its stockholders electronically via the internet. The Company is sending on or about March 21, 2012, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to its stockholders of record as of the close of business on March 5, 2012, which Notice will include (i) instructions on how to access the Company’s proxy materials electronically, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or e-mail copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the Annual Meeting and voting in person.

Stockholders of Record and Beneficial Owners

Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the Notice by mail from the stockholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

QUORUM AND VOTING

Voting Stock. The Company’s common stock, par value $0.01 per share, is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date is entitled to one vote.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 5, 2012. As of the record date, 93,091,936 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Quorum and Adjournments. The presence, in person or by Proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If a quorum is not present, a majority of the stockholders entitled to vote who are present in person or by Proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Vote Required. Directors will be elected by the affirmative vote of the holders of a plurality of the shares present and entitled to be voted at the Annual Meeting. Ratification of the selection of the Company’s auditors will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. An automated system that Broadridge Financial Solutions administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Brokers do not have discretionary voting authority with respect to the election of directors. For ratification of the selection of the Company’s auditors, brokers will have discretionary authority in the absence of timely instructions from their customers. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections. For purposes of voting on the ratification of the selection of auditors, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal.

Default Voting. A Proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the Proxy. If you properly complete and submit a Proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	FOR the election of the three persons named in this Proxy Statement as the Board of Directors’ nominees for election as Class II directors.

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s auditors for 2012.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

ITEM ONE

ELECTION OF DIRECTORS

The Board of Directors has nominated the following individuals for election as Class II directors of the Company to serve for a three year term to expire in 2015 and until either they are re-elected or their successors are elected and qualified:

William J. Cassidy

Taylor L. Reid

Bobby S. Shackouls

Messrs. Cassidy, Reid and Shackouls are currently serving as directors of the Company. Their biographical information is contained in the “Directors and Executive Officers” section below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the Proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Item One — Election of Directors” above, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Title
Thomas B. Nusz	52	Chairman, President and Chief Executive Officer
Taylor L. Reid	49	Director, Executive Vice President and Chief Operating Officer
William J. Cassidy(1)(2)(3)	46	Director
Ted Collins, Jr.(1)(3)	73	Director
Michael McShane(1)(2)	58	Director
Bobby S. Shackouls	61	Director
Douglas E. Swanson, Jr.(2)(3)	40	Director
Michael H. Lou	37	Executive Vice President and Chief Financial Officer
Nickolas J. Lorentzatos	43	Senior Vice President, General Counsel and Corporate Secretary
Roy W. Mace	53	Senior Vice President and Chief Accounting Officer

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

The Company’s Board of Directors currently consists of seven members. The Company’s directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Collins and Swanson are designated as Class I directors, and their terms of office expire in 2014. Messrs. Cassidy, Reid and Shackouls are designated as Class II directors, and their terms of office expire in 2012. Messrs. McShane and Nusz are designated as Class III directors, and their terms of office expire in 2013.

Set forth below is biographical information about each of the Company’s executive officers, directors and nominees for director.

Thomas B. Nusz has served as our Director, President and Chief Executive Officer (or in similar capacities) since our inception in March 2007 and has 30 years of experience in the oil and gas industry. From April 2006 to February 2007, Mr. Nusz managed his personal investments, developed the business plan for Oasis Petroleum LLC and secured funding for the company. He was previously a Vice President with Burlington Resources Inc., a formerly publicly traded oil and gas exploration and production company or, together with its predecessors, Burlington, and served as President International Division (North Africa, Northwest Europe, Latin America and China) from January 2004 to March 2006, as Vice President Acquisitions and Divestitures from October 2000 to December 2003 and as Vice President Strategic Planning and Engineering from July 1998 to September 2000 and Chief Engineer for substantially all of such period. He was instrumental in Burlington’s expansion into the Western Canadian Sedimentary Basin from 1999 to 2002. From September 1985 to June 1998, Mr. Nusz held various operations and managerial positions with Burlington in several regions of the United States, including the Permian Basin, the San Juan Basin, the Black Warrior Basin, the Anadarko Basin, onshore Gulf Coast and Gulf of Mexico. Mr. Nusz was an engineer with Mobil Oil Corporation and for Superior Oil Company from June 1982 to August 1985. He is a current member of the National Petroleum Council, an advisory committee to the Secretary of Energy of the United States. Mr. Nusz holds a Bachelor of Science in Petroleum Engineering from Mississippi State University.

Taylor L. Reid has served as our Director, Executive Vice President and Chief Operating Officer (or in similar capacities) since our inception in March 2007 and has 26 years of experience in the oil and gas industry. From November 2006 to February 2007, Mr. Reid worked with Mr. Nusz to form the business plan for Oasis Petroleum LLC and secure funding for the company. He previously served as Asset Manager Permian and Panhandle Operations with ConocoPhillips from April 2006 to October 2006. Prior to joining ConocoPhillips, he served as General Manager Latin America and Asia Operations with Burlington from March 2004 to March 2006 and as General Manager Corporate Acquisitions and Divestitures from July 1998 to February 2004. From March 1986 to June 1998, Mr. Reid held various operations and managerial positions with Burlington in several regions of the continental United States, including the Permian Basin, the Williston Basin and the Anadarko Basin. He was instrumental in Burlington’s expansion into the Western Canadian Sedimentary Basin from 1999 to 2002. Mr. Reid holds a Bachelor of Science in Petroleum Engineering from Stanford University.

William J. Cassidy has served as our Director since September 2010, is the Chair of our Nominating and Governance Committee, and serves on our Audit and Compensation Committees. Mr. Cassidy is currently a Principal at RPA Capital, LLC an asset management fund focused on providing mezzanine capital to commodity producers. He has, since 2008, served as a non-executive director of GasValpo, SA, a Chilean gas distribution company. Previously, Mr. Cassidy worked at USDCM, LLC, a Greenwich, CT based drilling fund from the end of 2008 until the end of 2009. From 2006 until 2008, Mr. Cassidy served at Barclays Capital as Head of Exploration and Production Investment Banking. From 2002 to 2006 he worked as a senior member of the Energy and Power Investment Banking division at Banc of America Securities. Mr. Cassidy began his investment banking career with JPMorgan Chase in varying capacities from 1995 to 2001. During that time he spent two years in London, focused on the emerging deregulation of the European natural gas industry, spending the balance of his time in New York focused on providing strategic advice to North American and Latin American E&P companies. He worked as a Geophysicist for Conoco from 1989 to 1993 focused on the North Sea and emerging deepwater Gulf of Mexico. He earned his Bachelor of Science in Geology and Math from the National University of Ireland, Cork, a Masters of Science in Petroleum Geophysics from the Royal School of Mines, Imperial College, London and an MBA (Finance) from the Wharton School of the University of Pennsylvania.

Ted Collins, Jr. has served as our Director since February 2011 and serves on our Audit Committee and Nominating and Governance Committee. Mr. Collins currently serves as Chairman and Chief Executive Officer of Patriot Resources Partners, LLC and serves as a director on the Boards of CLL Global Research Foundation and Energy Transfer Partners, L.P. Mr. Collins began his career in 1960 as a Petroleum Engineer with Pan American Petroleum Corporation. He left in 1963 to become an independent oil operator. He then joined American Quasar Petroleum Company as Executive Vice President in 1969 until 1982 at which time he became President of Enron Oil & Gas Company, whose predecessor companies were HNG Oil Co. and HNG/InterNorth Exploration. He left Enron Oil & Gas Company in 1988 and became President of Collins & Ware, Inc., an independent oil and gas exploration and production company, which sold the majority of its assets to Apache Corp. in 2000. From 2000 to 2006, he served as President of Collins & Ware Investments Co. He earned his Bachelor of Science in Geological Engineering from the University of Oklahoma.

Michael McShane has served as our Director since May 2010, is the Chair of our Audit Committee and serves on our Compensation Committee. Mr. McShane served as a director and President and Chief Executive Officer of Grant Prideco, Inc., a manufacturer and supplier of oilfield drill pipe and other drill stem products, from June 2002 until the completion of the merger of Grant Prideco with National Oilwell Varco, Inc. in April 2008, and Chairman of the Board of Grant Prideco from May 2003 through April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President—Finance and Chief Financial Officer and director of BJ Services Company, a provider of pressure pumping, cementing, stimulation and coiled tubing services for oil and gas operators, from 1990 to June 2002. Mr. McShane has also served as a director of Complete Production Services, Inc. (NYSE: CPX), an oilfield service provider, since March 2007, Spectra Energy Corp (NYSE: SE), a provider of natural gas infrastructure, since April 2008, Globalogix, a privately held company that provides comprehensive services to upstream oil and gas producers and operators, since June 2007 and Forum Energy Technologies, a global provider of manufactured and applied technologies to the energy industry, since August 2010. Mr. McShane also serves as an advisor to Advent International, a global private equity firm.

Bobby S. Shackouls has served as our Director since March 1, 2012. Until the merger of Burlington Resources Inc. and ConocoPhillips, which became effective in 2006, Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He had been a director since 1995 and President and Chief Executive Officer of Burlington Resources (formerly known as Meridian Oil Inc.) since 1994. Subsequent to the merger, Mr. Shackouls served on the ConocoPhillips Board of Directors until 2011. He currently serves as a director of The Kroger Co. and PNGS GP LLC, the general partner of PAA Natural Gas Storage, L.P. Mr. Shackouls holds a Bachelor of Science in Chemical Engineering from Mississippi State University.

Douglas E. Swanson, Jr. has served as our Director since our inception in March 2007, is the Chair of our Compensation Committee and serves on our Nominating and Governance Committee. Mr. Swanson is a Partner of EnCap Investments L.P., an investment management firm, which he joined in 1999. Prior to his position at EnCap, he was in the corporate lending division of Frost National Bank from 1995 to 1997, specializing in energy related service companies, and was a financial analyst in the corporate lending group of Southwest Bank of Texas from 1994 to 1995. Mr. Swanson has extensive industry experience serving on numerous boards of private oil and gas exploration and production companies over his 12-year history with EnCap and is a member of the Independent Petroleum Association of America and the Texas Independent Producers & Royalty Owners Association. Mr. Swanson holds a Bachelor of Arts in Economics and a Masters of Business Administration, both from the University of Texas at Austin.

Michael H. Lou has served as our Executive Vice President and Chief Financial Officer since August 2011. Mr. Lou served as our Senior Vice President Finance (or similar capacities) from September 2009 to August 2011 and has 15 years of experience in the oil and gas industry. Prior to joining us, Mr. Lou was an independent contractor from January 2009 to August 2009. From February 2008 to December 2008, he served as the Chief Financial Officer of Giant Energy Ltd., a private oil and gas management company, from July 2006 to December 2008 he served as Chief Financial Officer of XXL Energy Corp., a publicly listed Canadian oil and gas company, and from August 2008 to December 2008, he served as Vice President Finance of Warrior Energy N.V., a publicly listed Canadian oil and gas company. From October 2005 to July 2006, Mr. Lou was a Director for Macquarie Investment Bank. Prior to joining Macquarie, Mr. Lou was a Vice President for First Albany Investment Banking from 2004 to 2006. From 1999 to 2004, Mr. Lou held positions of increasing responsibility, most recently as a Vice President, for Bank of America’s investment banking group. From 1997 to 1999, Mr. Lou was an analyst for Merrill Lynch’s investment banking group. Mr. Lou holds a Bachelor of Science in Electrical Engineering from Southern Methodist University.

Nickolas J. Lorentzatos has served as our Senior Vice President, General Counsel and Corporate Secretary since September 2010 and has 12 years of experience in the oil and gas industry and 16 years practicing law. He previously served as Senior Counsel with Targa Resources from July 2007 to September 2010. From April 2006 to July 2007, he served as Senior Counsel to ConocoPhillips. Prior to joining ConocoPhillips, he served as Counsel and Senior Counsel to Burlington from August 1999 to April 2006. From September 1995 to August 1999, he was an associate with Bracewell & Patterson, LLP. Mr. Lorentzatos holds a Bachelor of Arts from Washington and Lee University, a Juris Doctor from the University of Houston, and a Masters of Business Administration from the University of Texas at Austin.

Roy W. Mace has served as our Senior Vice President and Chief Accounting Officer (or in similar capacities) since our inception in March 2007 and has 30 years of experience in the oil and gas industry. He previously served as Business Process Improvement & Integration Advisor with ConocoPhillips from March 2006 to March 2007. Prior to joining ConocoPhillips, Mr. Mace was a Senior Accounting Manager with Burlington from June 1999 to March 2006. Upon starting his career with Burlington as a Senior Corporate Auditor, Mr. Mace advanced into various managerial accounting positions at Burlington during the period from August 1986 to June 1999. Prior to joining Burlington, Mr. Mace worked as an Assistant Controller for Permian Tank & Manufacturing from June 1984 to August 1986 and as a staff accountant for KPMG from July 1982 to June 1984. Mr. Mace holds a Bachelor of Business Administration and Accounting from Eastern New Mexico University and is a licensed Certified Public Accountant.

MEETINGS AND COMMITTEES OF DIRECTORS

The Board of Directors of the Company held seven meetings during 2011, and its independent directors met in executive session seven times during 2011. During 2011, each of our directors attended all of the meetings of the Board of Directors and all of the meetings of the committees of the Board of Directors on which that director served.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit Committee. Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Audit Committee Report” included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.oasispetroleum.com. The members of the Audit Committee are Messrs. McShane (Chairman), Cassidy and Collins. The Audit Committee held five meetings during 2011.

Compensation Committee. Responsibilities of the Compensation Committee, which are discussed in detail in the “Compensation Committee Charter” that is posted on the Company’s website at www.oasispetroleum.com, include among other duties, the responsibility to:

•	periodically review the compensation, employee benefit plans and fringe benefits paid to, or provided for, executive officers of the Company;

•	approve the annual salaries, bonuses and share-based awards paid to the Company’s executive officers;

•	periodically review and recommend to the full Board of Directors total compensation for each non-employee director for services as a member of the Board of Directors and its committees; and

•	exercise oversight of all matters of executive compensation policy.

The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board of Directors, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine.

The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or executive officer compensation, including employment contracts and change in control provisions. The Compensation Committee has sole authority to approve the consultant’s fees and other retention terms and has authority to cause the Company to pay the fees and expenses of such consultants. During 2011, the Compensation Committee engaged the services of Longnecker & Associates (“Longnecker”). The terms of Longnecker’s engagement are set forth in an engagement agreement that provides, among other things, that Longnecker is engaged by, and reports only to, the Compensation Committee and will perform the compensation advisory services requested by the Compensation Committee. Among the services Longnecker was asked to perform were apprising the Compensation Committee of compensation-related trends, developments in the marketplace and industry best practices; informing the Compensation Committee of compensation-related regulatory developments; providing peer group survey data to establish compensation ranges for the various elements of compensation; providing an evaluation of the competitiveness of the Company’s executive and director compensation and benefits programs; assessing the relationship between executive pay and performance; and advising on the design of the Company’s incentive compensation programs. Longnecker does not provide any other services to the Company.

The members of the Compensation Committee are Messrs. Swanson (Chairman), Cassidy and McShane. The Compensation Committee held eight meetings during 2011.

Nominating and Governance Committee. The Nominating and Governance Committee assists the Board of Directors in evaluating potential new members of the Board of Directors, recommending committee members and structure, and advising the Board of Directors about corporate governance practices. Additional information regarding the functions performed by the Nominating and Governance Committee is set forth in the “Corporate Governance” section included herein and also in the “Nominating and Governance Committee Charter” that is posted on the Company’s website at www.oasispetroleum.com. The members of the Nominating and Governance Committee are Messrs. Cassidy (Chairman), Swanson and Collins. The Nominating and Governance Committee held four meetings during 2011.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This compensation discussion and analysis, or CD&A, provides information about our compensation objectives and policies for our principal executive officer, each individual who served as principal financial officer during the last completed fiscal year and our other three most highly-compensated executive officers during the last completed fiscal year, and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. This CD&A provides a general description of our compensation program and specific information about its various components.

Throughout this discussion, the following individuals are referred to as our “Named Executive Officers” and are included in the Summary Compensation Table:

•	Thomas B. Nusz, Chairman, President and Chief Executive Officer;

•	Taylor L. Reid, Executive Vice President and Chief Operating Officer;

•	Michael H. Lou, Executive Vice President and Chief Financial Officer (principal financial officer beginning August 1, 2011);

•	Roy W. Mace, Senior Vice President and Chief Accounting Officer (principal financial officer prior to August 1, 2011);

•	Kent O. Beers, Senior Vice President Land; and

•	Robert J. Candito, Senior Vice President Exploration.

For purposes of these disclosures, our group of Named Executive Officers includes two individuals who served as principal financial officer during fiscal 2011. On August 1, 2011, our Board of Directors elected Mr. Lou to the office of Executive Vice President and Chief Financial Officer to serve as our principal financial officer. Mr. Mace previously served as our principal financial officer and continues to serve as our principal accounting officer. Our Board of Directors recently re-evaluated the responsibilities of our management team and determined that our executive officers are Messrs. Nusz, Reid, Lou, Mace and Mr. Nickolas J. Lorentzatos. This determination will affect which individuals are considered to be Named Executive Officers in future years.

Although this CD&A focuses on the information in the tables below and related footnotes, as well as the supplemental narratives, relating to the fiscal year ended December 31, 2011, we also describe compensation actions taken before or after the last completed fiscal year to the extent such discussion enhances the understanding of our executive compensation disclosures. With respect to cash bonuses related to performance for the 2011 fiscal year, certain of our Named Executive Officers voluntarily elected to waive in full payment of the bonus amount awarded by our Compensation Committee. See “Elements of Our Compensation and Why We Pay Each Element—Annual Performance-Based Cash Incentive Awards” for additional information. While no material changes to our executive compensation program were implemented during fiscal 2011, we have entered into amendments to the employment agreements with certain of our Named Executive Officers and to the Executive Change in Control and Severance Benefit Plan in which certain of our Named Executive Officers participate, which amendments were effective March 1, 2012. In addition, in connection with Mr. Lou’s promotion to Executive Vice President and Chief Financial Officer, we entered into an employment agreement with him, which agreement was also effective March 1, 2012, and which incorporates the same terms as the amended employment agreements. As described in greater detail below, the terms of the agreements and plan, as applicable, have been revised to (i) eliminate the payment of any tax gross up related to excise taxes that could be imposed on our Named Executive Officers under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, as a result of potential golden parachute payments, (ii) make certain changes to the severance amounts payable to our Named Executive Officers under those arrangements, and (iii) in the case of the employment agreements only, remove the automatic renewal feature. See “Employment Agreements” and “Severance and Change in Control Arrangements” below for additional information.

Compensation Program Philosophy and Objectives

Our future success and the ability to create long-term value for our stockholders depends on our ability to attract, retain and motivate the most qualified individuals in the oil and gas industry. Our compensation program is designed to reward performance that supports our long-term strategy and achievement of our short-term goals. We believe that compensation should:

•

help to attract and retain the most qualified individuals in the oil and gas industry by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries;

•	align the interests of the individual with those of our stockholders and long-term value creation;

•	be directly tied to the attainment of our annual performance targets and reflect individual contribution thereto;

•	pay for performance, whereby an individual’s total compensation is heavily influenced by our performance; and

•	reflect the unique qualifications, skills, experience and responsibilities of each individual.

In 2011, we held our first stockholder advisory vote on the compensation paid to our Named Executive Officers for 2010, which resulted in almost 85% of the votes cast approving such compensation. As recommended by our Board of Directors, a majority of stockholders expressed their preference for an advisory vote on executive compensation occurring every two years, and we have implemented that recommendation. Our Compensation Committee evaluated the results of last year’s advisory vote on executive compensation and the support expressed by stockholders, and our Compensation Committee also considered many other factors in evaluating our executive compensation programs as discussed in this CD&A, including our Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of data of a peer group of companies. While each of these factors bore on our Compensation Committee’s decisions regarding our Named Executive Officers’ compensation, our Compensation Committee did not make any changes to our executive compensation program and policies as a result of last year’s “say on pay” advisory vote; however, we did adopt certain changes to our employment agreement provisions and the provisions of our Executive Change in Control and Severance Benefit Plan, effective March 1, 2012, that our Compensation Committee determined to be in our best interest and in the best interest of our stockholders. Specifically, the terms of the agreements and the plan, as applicable, have been revised to (i) eliminate the payment of any tax gross up related to excise taxes that could be imposed on our Named Executive Officers under Section 280G of the Code, as a result of potential golden parachute payments, (ii) make certain changes to the severance amounts payable to our Named Executive Officers, and (iii) in the case of the employment agreements only, remove the automatic renewal feature. See “Employment Agreements” and “Severance and Change in Control Arrangements” below for additional information. Given the support stockholders expressed for our executive compensation programs, our Compensation Committee generally elected to apply the same principles in determining the types and amounts of compensation to be paid to our Named Executive Officers for 2011.

Setting Executive Officer Compensation

Our Compensation Committee makes all compensation decisions related to our Named Executive Officers. For each fiscal year, Mr. Nusz, our Chief Executive Officer, Mr. Reid, our Chief Operating Officer, and Mr. Lou, our Chief Financial Officer, together review our Named Executive Officers’ current compensation and make a recommendation to our Compensation Committee on overall compensation structure and individual compensation levels for each executive officer, including themselves.

As discussed in greater detail throughout this CD&A, our Compensation Committee met numerous times during 2010 and 2011 to review and discuss executive compensation matters with respect to fiscal years 2011 and 2012. Our Compensation Committee generally intends to target the 50th percentile for base salary within our peer group and to provide our executive officers with an opportunity to earn up to the 75th percentile for total compensation, subject to target performance metrics being satisfied. Although our Compensation Committee reviews survey information as a frame of reference, ultimately the compensation decisions are qualitative, not quantitative, and take into consideration in material part factors such as the age of the data in the survey, the particular officer’s contribution to our financial performance and condition, as well as such officer’s qualifications, skills, experience and responsibilities. Our Compensation Committee considers outside factors as well, such as industry shortages of qualified employees for such positions, recent experience in the marketplace, and the elapsed time between the surveys used and when compensation decisions are made. In light of these qualitative and other considerations, the base salary of a particular officer may be greater or less than the 50th percentile and total compensation may be greater or less than the 75th percentile and, in any event, our Compensation Committee recognizes that the compensation of certain of our executive officers continues to build to these targeted levels.

Our Compensation Committee reviews our executive compensation program on an annual basis. During the last quarter of 2010, our Compensation Committee reviewed recommendations regarding changes to 2011 executive compensation and, following consultation with management, in December 2010, our Compensation Committee and our Board of Directors approved certain changes to our executive compensation program for 2011 that are described in the following sections of this CD&A. Similarly, during the last quarter of 2011, our Compensation Committee reviewed preliminary recommendations regarding changes to 2012 executive compensation and met with management and other members of our Board of Directors to discuss these recommendations. In December 2011, our Compensation Committee and our Board of Directors approved certain changes to our executive compensation program for 2012 that are also discussed below.

Benchmarking and Peer Group. For 2011, members of our management team met with representatives from Longnecker, our compensation consultant, and our Compensation Committee to select a group of companies that they consider a “peer group” for executive and director compensation analysis purposes. This peer group was then used for purposes of developing the recommendations presented to our Board of Directors for 2011 compensation packages for our executive officers and non-employee directors. The oil and gas companies that comprise this peer group were selected primarily because they (i) have similar annual revenue, assets and market capitalization as us and (ii) potentially compete with us for executive talent. In light of the difficulty in establishing an appropriate comparison group for market capitalization prior to our initial public offering in June 2010, and our rapid growth and appreciation immediately following our initial public offering, it was determined that certain changes to the 2010 peer group were necessary in order to establish an appropriate peer group for 2011.

The 2011 peer group for compensation purposes consists of:

• Berry Petroleum Company	• Gulfport Energy Corp.
• Bill Barrett Corp.	• Resolute Energy Corp.
• Brigham Exploration Company	• Rex Energy Corporation
• Carrizo Oil and Gas, Inc.	• Rosetta Resources Inc.
• Comstock Resources Inc.	• Swift Energy Company
• Goodrich Petroleum Corporation	• Venoco Inc.

Longnecker compiled compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents. Longnecker also provided published survey compensation data from multiple sources. This compensation data was then used to compare the compensation of our Named Executive Officers to comparably titled persons at companies within our peer group and in the survey data, generally targeting base salaries for our Named Executive Officers at the 50th percentile of our peer group, and targeting annual cash and long-term incentives so that our Named Executive Officers will have the opportunity to realize in future years total compensation up to the 75th percentile of our peer group based on company performance.

Prior to the December 2011 meeting of our Compensation Committee, Longnecker worked with members of our management team and our Compensation Committee to adjust our peer group for 2012 so that the companies considered for compensation-setting purposes continue to be appropriate comparators based on the criteria described above. The 2012 peer group for compensation purposes consists of:

• Berry Petroleum Company	• EXCO Resources, Inc.
• Bill Barrett Corp.	• Forest Oil Corporation
• Brigham Exploration Company	• Gulfport Energy Corp.
• Cabot Oil and Gas Corporation	• Quicksilver Resources Inc.
• Carrizo Oil and Gas, Inc.	• Resolute Energy Corp.
• Comstock Resources Inc.	• Rosetta Resources Inc.
• Concho Resources Inc.	• Swift Energy Company
• Continental Resources, Inc.	• Whiting Petroleum Corporation

For subsequent years, our Compensation Committee will review and re-determine on an annual basis the composition of our peer group so that the peer group will continue to consist of oil and gas exploration and production companies (i) with annual revenue, assets and market capitalization (or other appropriate metrics) similar to us and (ii) which potentially compete with us for executive talent.

Role of the Compensation Consultant. Our Compensation Committee’s charter grants the committee the sole authority to retain, at our expense, outside consultants or experts to assist it in its duties. Beginning in August 2010, our Compensation Committee engaged Longnecker to advise it with respect to executive compensation matters, including development of the annual compensation peer group and an annual review and evaluation of our executive and director compensation packages generally, based on, among other things, survey data and information regarding general trends. Representatives from Longnecker periodically meet with our Compensation Committee throughout the year and advise our Compensation Committee with regard to general trends in director and executive compensation, including (i) competitive benchmarking; (ii) incentive plan design; (iii) peer group selection; and (iv) other matters relating to executive compensation. In addition, Longnecker provides our management with survey compensation data regarding our compensation peer group for each fiscal year.

Elements of Our Compensation and Why We Pay Each Element

The compensation program for our Named Executive Officers is comprised of the following four elements:

•	base salary;

•	annual performance-based cash incentive awards;

•	long-term equity-based compensation; and

•	other employee benefits.

Base Salary. Base salary is the fixed annual compensation we pay to each Named Executive Officer for performing specific job responsibilities. It represents the minimum income a Named Executive Officer may receive in any year. We pay each Named Executive Officer a base salary in order to:

•	recognize each executive officer’s unique value and historical contributions to our success in light of salary norms in the industry and the general marketplace;

•	remain competitive for executive talent within our industry;

•	provide executives with sufficient, regularly-paid income; and

•	reflect position and level of responsibility.

In setting annual base salary amounts, our Compensation Committee intends to generally target by position the 50th percentile of our peer group. Our Compensation Committee reviewed data provided by Longnecker with respect to our 2011 compensation peer group and, at its December 2010 meeting, approved certain changes to the base salaries of our Named Executive Officers in order to bring the base salaries of some of our Named Executive Officers in line with this targeted level of salary. Specifically for 2011, (i) Mr. Mace’s annual base salary was increased from $195,000 to $200,000, effective March 1, 2011, (ii) Mr. Lou’s annual base salary was increased from $185,000 to $200,000, effective March 1, 2011, and was subsequently increased to $275,000, effective August 1, 2011, to reflect his promotion to Executive Vice President and Chief Financial Officer, and (iii) Mr. Candito’s base salary was increased from $210,000 to $220,000, effective March 1, 2011. The base salaries of the other Named Executive Officers were not changed for fiscal 2011 and remained at the levels established in connection with our initial public offering.

At its December 2011 meeting, our Compensation Committee reviewed data with respect to our 2012 compensation peer group and approved certain increases to the base salaries of our Named Executive Officers for fiscal 2012. These increases were primarily implemented so that the base salaries of our Named Executive Officers would more closely align with the 50th percentile of our compensation peer group (as updated for 2012) and in order to ensure that executive officers at the same level of responsibility within our organization are being consistently compensated. Our Compensation Committee recognizes that Roy Mace’s base salary for 2012 is significantly above the 50th percentile of base salaries for other chief accounting officers at companies within our 2012 compensation peer group; however, our Compensation Committee believes that his base salary increase is appropriate to bring his annual base salary rate in line with the base salary rates of our other senior vice presidents and to account for his additional responsibilities in other areas of our business, including human resources, corporate services and information technology. Effective March 1, 2012, the base salaries of our Named Executive Officers were set as follows:

	2012 Base Salary	50th Percentile of 2012 Peer Group	Percentage of 50th Percentile
Thomas B. Nusz	$450,000	$579,265	77.68%
Taylor L. Reid	$350,000	$373,936	93.60%
Michael H. Lou	$320,000	$324,660	98.56%
Roy W. Mace	$260,000	$175,873	147.83%
Kent O. Beers	$260,000	$261,771	99.32%
Robert J. Candito	$260,000	$288,528	90.11%

Annual Performance-Based Cash Incentive Awards. We have historically utilized, and expect to continue to utilize, performance-based annual cash incentive awards to reward achievement of specified performance goals for the company as a whole with a time horizon of one year or less. We include an annual performance-based cash incentive award as part of our compensation program because we believe this element of compensation helps to:

•	motivate management to achieve key shorter-term corporate objectives, and

•	align executives’ interests with our stockholders’ interests.

Our annual cash performance incentive program for our Named Executive Officers is governed by our 2010 Annual Incentive Compensation Plan (the “Incentive Plan”). For 2011, the annual performance incentive metrics included most of the same metrics that we utilized for the 2010 fiscal year, such as reserve growth and efficiency, cost structure (operating costs and general and administrative expenses), and specified milestones relating to our short- and long-term strategic objectives, including the successful execution of our business plan, securing capital, development and management of our project inventory and organizational improvements. In addition, while we evaluated overall production growth and adjusted EBITDAX in 2010, we also considered these two metrics on a per share basis for fiscal 2011 because we believe these are good indicators of performance for public companies. Further, certain broad categories such as “reserve growth and efficiency” and “cost structure”

also included specific, quantifiable metrics to be consistent with the remaining categories. We set threshold, target and maximum levels for the performance metrics to serve as a guideline for determining the actual bonus amounts earned by our Named Executive Officers for 2011. In general, for our Named Executive Officers, our Board of Directors attempted to set objectives for 2011 such that there was approximately a 90% probability of achieving the threshold performance metrics, a 60% probability of achieving the target performance metrics and a 20% probability of achieving the maximum performance metrics. In setting the performance incentive metrics for 2011, our Board of Directors conducted a historical analysis of the extent to which targets were met in prior years.

Our performance goals serve more as guidelines for our Compensation Committee to utilize throughout the year to ensure that our goals and targets will ultimately reflect our true performance. The performance goals are only one factor utilized by our Compensation Committee, alongside a number of other subjective features, such as extenuating market circumstances, individual performance and safety performance, when determining actual amounts of awards. Our Compensation Committee retains the ability to apply discretion to awards based on extenuating market circumstances or individual performance and to modify amounts based on safety performance.

If we achieve the target performance metric, the cash incentive awards are expected to be paid at target levels. In order to create additional incentive for exceptional company performance based on the metrics described above and the discretion of our Compensation Committee, awards can be up to a maximum percentage of the base salary designated for each Named Executive Officer, but it is not expected that payment at this level would occur in most years. For 2011, the target award to Mr. Nusz was set at 80% of 2011 base salary and could range from 40% to 160% of 2011 base salary, depending on performance relative to specified performance metrics and subject to the discretion of our Compensation Committee. In the case of Mr. Reid and Mr. Lou, the target award was set at 60% of their respective 2011 base salary amounts and could range from 30% to 120% of 2011 base salary. Target awards for the remaining Named Executive Officers were set at 50% of 2011 base salary and could range between 25% and 100% of 2011 base salary. In general, the actual results we attained with respect to the company performance metrics for 2011 were slightly below our targeted performance goals.

Our Compensation Committee reviewed our performance for 2011, along with the other subjective factors discussed above, with members of management and our full Board of Directors to determine the cash incentive award amounts to be awarded to our Named Executive Officers with respect to 2011. As a result of performance attained in 2011, each Named Executive Officer was awarded less than his target bonus amount, but more than the threshold bonus amount. Although they were awarded annual bonus amounts by our Compensation Committee for 2011, Messrs. Nusz, Reid and Lou voluntarily elected not to receive any bonus payments with respect to fiscal 2011. The 2011 incentive awards earned by and paid to our other Named Executive Officers are as follows: (i) Mr. Mace—$85,000, (ii) Mr. Beers—$95,625, and (iii) Mr. Candito—$93,500. On February 15, 2012, these incentive awards were paid in cash to our Named Executive Officers.

With respect to annual incentive awards for 2012, our Compensation Committee has adopted substantially the same performance metrics as those applicable to the 2011 incentive awards. At its December 2011 meeting, our Compensation Committee increased the threshold, target, and maximum percentages of base salary that each Named Executive Officer is eligible to earn with respect to 2012 annual incentive awards to the following levels: (i) Mr. Nusz—60% (threshold), 120% (target), and 240% (maximum), (ii) Messrs. Reid and Lou—40% (threshold), 80% (target), and 160% (maximum), and (iii) other Named Executive Officers—30% (threshold), 60% (target), and 120% (maximum). These increases were made in order to give our Named Executive Officers the opportunity to realize total compensation in future years up to the 75th percentile of our 2012 compensation peer group. On a going forward basis, our Compensation Committee will determine appropriate methods of evaluating our Company’s achievement relative to various performance metrics and will determine if the current categories and associated metrics should be adjusted for future fiscal years.

Long-Term Equity-Based Incentives. We believe a formal long-term equity incentive program is important and consistent with the compensation programs of the companies in our peer group. We maintain a Long-Term Incentive Plan, or LTIP, which permits the grant of our stock, options, restricted stock, restricted stock units, phantom stock, stock appreciation rights and other awards, any of which may be designated as performance awards or be made subject to other conditions, to our Named Executive Officers and other eligible employees. We believe that long-term equity-based incentive compensation is an important component of our overall compensation program because it:

•	balances short and long-term objectives;

•	aligns our executives’ interests with the long-term interests of our stockholders;

•	rewards long-term performance relative to industry peers;

•	makes our compensation program competitive from a total remuneration standpoint;

•	encourages executive retention; and

•	gives executives the opportunity to share in our long-term value creation.

Our Compensation Committee has the authority under the LTIP to award incentive equity compensation to our executive officers in such amounts and on such terms as the committee determines appropriate in its sole discretion. To date, our long-term equity-based incentive compensation has consisted of restricted stock awards; however, our Compensation Committee may determine in the future that different and/or additional award types are appropriate. We believe restricted stock awards effectively align our executive officers with the interests of our stockholders on a long-term basis and have retentive attributes. Our Compensation Committee currently makes annual awards of restricted stock to our Named Executive Officers with an aggregate value at the time of grant equal to a specified percentage of the individual’s base salary for the year.

At its December 2010 meeting, our Board of Directors approved annual restricted stock awards to our Named Executive Officers. These awards will vest ratably over a three-year period, with the first 1/3 tranche vesting on March 15, 2012, provided the award recipient remains continuously employed through the applicable vesting dates. The vesting of these awards will accelerate in full if the award recipient’s employment is terminated due to either death or disability, and the awards are subject to the accelerated vesting provisions contained in any existing employment agreement or in our Executive Change in Control and Severance Benefit Plan, to the extent an award recipient participates in the plan. The awards were granted to our Named Executive Officers on March 15, 2011 in the following amounts: (i) Mr. Nusz—15,000 restricted shares, (ii) Mr. Reid—10,600 restricted shares, (iii) Mr. Mace—9,350 restricted shares, (iv) Mr. Lou—8,900 restricted shares, (v) Mr. Beers—6,500 restricted shares, and (vi) Mr. Candito—6,050 restricted shares. The awards to Mr. Nusz and Mr. Reid were intended to represent a number of shares with an aggregate value approximately equal to 120% and 100%, respectively, of the officers’ 2010 base salaries. Mr. Mace’s and Mr. Lou’s awards were set at approximately 125% of their 2010 base salaries, with a portion of each of their awards made in recognition of certain contributions made to our initial public offering process. The awards for Messrs. Beers and Candito were set at 75% of their 2010 base salaries.

In addition to the annual grant described above, in connection with his promotion to Executive Vice President and Chief Financial Officer in August 2011, Mr. Lou was awarded a one-time restricted stock award with an aggregate value on the date of grant approximately equal to $275,000, or 9,100 restricted shares. This restricted stock award vests ratably over three years, with the first 1/3 tranche vesting on August 1, 2012, and is subject to the same accelerated vesting provisions described above for the annual grants.

At its December 2011 meeting, our Board of Directors again approved annual restricted stock awards to our Named Executive Officers, with the number of shares awarded to each Named Executive Officer determined based on the following percentages of base salary and the value of our common stock at the time of grant: (i) Mr. Nusz – 200%; (ii) Mr. Reid and Mr. Lou—150%; and (iii) remaining Named Executive Officers—100%.

The number of shares of restricted stock granted to each Named Executive Officer is as follows: (i) Mr. Nusz—28,840 restricted shares, (ii) Mr. Reid—16,820 restricted shares, (iii) Mr. Mace—6,410 restricted shares, (iv) Mr. Lou—13,220 restricted shares, (v) Mr. Beers—7,210 restricted shares, and (vi) Mr. Candito—7,050 restricted shares. These awards were granted to our Named Executive Officers on February 15, 2012 and will vest ratably over a three year period, subject to the same accelerated vesting terms as the prior annual restricted stock awards. In addition, at its December 2011 meeting, our Board of Directors approved a one-time retention grant of restricted stock to our Named Executive Officers. This retention grant was made to further align the interests of our executives with those of our stockholders and to encourage our executives’ continued service. The number of shares of restricted stock granted to each Named Executive Officer in connection with this retention grant is as follows: (i) Mr. Nusz—64,400 restricted shares, (ii) Mr. Reid—38,580 restricted shares, (iii) Mr. Mace—16,840 restricted shares, (iv) Mr. Lou—34,140 restricted shares, (v) Mr. Beers—16,090 restricted shares, and (vi) Mr. Candito—16,390 restricted shares. These restricted stock awards will vest on retirement (on or after attainment of age 60 and three years of service following the date of grant of the award), or upon other termination events, including death and disability, or upon the occurrence of a change in control.

With respect to annual restricted stock grants to be awarded in future years, our Compensation Committee has not, to date, adopted any changes to the base salary percentages to be used in determining the aggregate value of the awards to be granted to our Named Executive Officers.

Employee Benefits. In addition to the elements of compensation previously discussed in this section, our Named Executive Officers are eligible for the same health, welfare and other employee benefits as are available to all our employees generally, which include medical and dental insurance, short and long-term disability insurance, a health and/or professional club subsidy and a 401(k) plan with a dollar-for-dollar match on the first 5% of eligible employee compensation. Beginning January 1, 2012, the matching contributions under the 401(k) plan were increased to cover the first 6% of eligible employee compensation, and the plan was amended to give our Board of Directors the discretion to make an additional contribution to the plan for a plan year in an amount up to 6% of each participant’s eligible compensation for the year. We do not sponsor any defined benefit pension plan or nonqualified deferred compensation arrangements at this time.

The general benefits offered to all employees (and thus to our Named Executive Officers) are reviewed by our Compensation Committee each year. Currently, we do not provide our Named Executive Officers with any other special benefits or perquisites that are not available to all other employees. In the future, benefits offered only to Named Executive Officers will be reviewed by our Compensation Committee in conjunction with its annual review of executive officer compensation.

How Elements of Our Compensation Program are Related to Each Other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a portion of total compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. Our compensation philosophy is to foster entrepreneurship at all levels of the company by awarding long-term equity-based incentives, currently in the form of restricted stock grants, as a significant component of executive compensation. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, we believe that our compensation packages are representative of an appropriate mix of compensation elements, and we anticipate that we will continue to utilize a similar, though not identical, mix of compensation in future years. The approximate allocation of compensation elements in the 2011 compensation packages for each Named Executive Officer (based on each Named Executive Officer’s annualized base salary as in effect on December 31, 2011, and target amounts of compensation with respect to annual cash incentive bonus awards and annual restricted stock awards) is as follows:

	Thomas B. Nusz	Taylor L. Reid and Michael H. Lou	Other Named Executive Officers
Base Salary	26%	32%	40%
Annual Cash Incentive Bonus (1)	21%	19%	20%
Restricted Stock Awards (2)	53%	49%	40%
Total	100%	100%	100%

(1)	The annual cash incentive bonuses actually paid for 2011 performance were less than the target levels for each Named Executive Officer and Messrs. Nusz, Reid and Lou voluntarily elected not to receive bonuses for 2011.
(2)	Does not take into account the restricted stock award made to Mr. Lou in connection with his promotion to Executive Vice President and Chief Financial Officer and described above under “Elements of Our Compensation and Why We Pay Each Element—Long-Term Equity-Based Incentives.”

Accounting and Tax Considerations

Under Section 162(m) of the Code a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. An exception applies to this deductibility limitation with respect to certain compensation for a limited period of time in the case of companies that become publicly-traded, and we are currently within the applicable transition period.

With respect to compensation that is potentially subject to the Section 162(m) deductibility limitations, we reserve the right to use our judgment to authorize payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities. During 2011, none of our Named Executive Officers received salary, bonus, vesting of restricted stock or other compensation that, in the aggregate, exceeded the tax deductible limitations under Section 162(m).

If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such compensation does not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture and are subject to certain additional adverse tax consequences. We intend to design any such arrangements with our Named Executive Officers and other service providers to be exempt from, or to comply with, Section 409A.

All equity awards to our employees, including our Named Executive Officers, and to our directors will be granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), Topic 718, “Compensation—Stock Compensation.”

Employment Agreements

On June 18, 2010, we entered into employment agreements with Messrs. Nusz and Reid, and we entered into an employment agreement with Mr. Lou, effective March 1, 2012. The employment agreements with Messrs. Nusz and Reid were amended effective March 1, 2012, as described below, and the employment agreement with Mr. Lou incorporates the same terms as the amended employment agreements. These employment agreements are designed to ensure an individual understanding of how the employment relationship may be extended or terminated, the compensation and benefits that we provide during the term of employment and the obligations each party has in the event of termination of the officer’s employment. We have not entered into employment agreements with any of our other employees and we expect the remainder of our employees to remain “at will.” In consultation with our compensation consultant, Longnecker, we determined that, due to the historical roles they have played in our success and growth, Messrs. Nusz and Reid are critical to the ongoing stability and development of the business and, therefore, entering into employment agreements with these individuals was advisable. In addition, in light of Mr. Lou’s promotion to Executive Vice President and Chief Financial Officer, we determined that it was in our best interest to enter into an employment agreement with him in recognition of his new level of responsibility.

The employment agreements, as amended (in the case of Messrs. Nusz and Reid), provide for an initial three-year term that may be renewed upon agreement between us and the executive prior to the end of the then-current term. Prior to March 1, 2012, the employment agreements with Messrs. Nusz and Reid included provisions providing for an automatic extension of the employment term; however, in consultation with our compensation consultant, Longnecker, we determined that eliminating the automatic extension would better protect us from unintended contract continuation and would encourage more frequent evaluation of the terms of these agreements. Mr. Lou’s employment agreement does not contain an automatic extension provision.

The employment agreements, as amended (in the case of Messrs. Nusz and Reid), provide for specified annual base salary rates (at the respective 2012 base salary levels set forth above under “—Elements of Our Compensation and Why We Pay Each Element—Base Salary”), which may be increased (but not decreased) by our Board of Directors in its discretion. The employment agreements also provide that the executives are eligible to receive annual performance-based bonuses each year during the employment term. The target amount of each annual bonus is a certain percentage of the executive’s base salary for the year (specified in the employment agreements at the respective 2012 target percentage levels set forth above under “—Elements of Our Compensation and Why We Pay Each Element—Annual Performance-based Cash Incentive Awards”), and greater or lesser amounts may be paid depending on the performance actually achieved. The employment agreements also provide the executives with the opportunity to participate in the employee benefit arrangements offered to similarly situated executives and provide that they may periodically receive stock grants pursuant to our long-term incentive compensation plan.

The employment agreements provide for severance and change in control benefits to be paid to Messrs. Nusz, Reid and Lou under certain circumstances. The severance benefits are provided to reflect the fact that it may be difficult for executive officers to find comparable employment within a short period of time if they are involuntarily terminated. Change in control benefits are provided in order that the executives may objectively assess and pursue aggressively our interests and the interests of our stockholders with respect to a contemplated change in control, free from personal, financial and employment considerations. The employment agreements also impose certain non-compete, non-disclosure and similar obligations on the executives.

The severance and change in control benefits and the post-termination obligations imposed on the executives are described in greater detail below. See “—Executive Compensation—Potential Payments Upon Termination and Change in Control.” Certain changes to the severance benefits included in the employment agreements with Messrs. Nusz and Reid were made as part of the amendments effective March 1, 2012, and these changes are described in greater detail below under “—Executive Compensation—Potential Payments Upon Termination and Change in Control.”

Severance and Change in Control Arrangements

As described above, the employment agreements provide certain benefits and compensation to Messrs. Nusz, Reid and Lou in the event of certain terminations from employment, including in connection with a change in control. These benefits are described in greater detail in the section below entitled “—Executive Compensation —Potential Payments Upon Termination and Change in Control.”

For executive officers and other key employees who do not have employment agreements with us, our Board of Directors adopted an Executive Change in Control and Severance Benefit Plan to provide severance and change in control benefits to participants. During fiscal 2011 and prior to the March 1, 2012 effective date of his employment agreement with us, Mr. Lou was a participant in the Executive Change in Control and Severance Benefit Plan. We believe that adoption of the Executive Change in Control and Severance Benefit Plan was appropriate because we believe that the interests of our stockholders are best served if we provide separation benefits to eliminate, or at least reduce, the reluctance of executive officers and other key employees to pursue potential corporate transactions that may be in the best interests of our stockholders, but that may have resulting adverse consequences to the employment situations of our executive officers and other key employees. Further, this plan ensures an understanding of what benefits are to be paid to participants in the event of termination of their employment in certain specified circumstances and/or upon the occurrence of a change in control. The payments and benefits provided under the Executive Change in Control and Severance Benefit Plan are subject to compliance with certain post-employment obligations regarding the use of confidential and/or proprietary information and limiting the ability of participants to compete with us or solicit our employees or customers. The payments and benefits offered under the Executive Change in Control and Severance Benefit Plan are described in greater detail under “—Executive Compensation—Potential Payments Upon Termination and Change in Control.” The Executive Change in Control and Severance Benefit Plan was amended, effective March 1, 2012, to make certain changes to the severance benefits provided under the plan. These changes are described in greater detail below under “—Executive Compensation—Potential Payments Upon Termination and Change in Control.”

Gross-Ups. As in effect during 2011, the employment agreements with Messrs. Nusz and Reid, and our Executive Change in Control and Severance Benefit Plan in which other Named Executive Officers participate, included provisions providing for tax gross-up payments in the event (i) a covered executive received golden parachute payments in connection with a change in control and (ii) a reduction of more than 10% of the amount of aggregate payments due would be needed in order for the payments to fall within the safe harbor amount for Section 280G purposes such that no excise taxes would be imposed. As described in greater detail below under “—Executive Compensation—Potential Payments Upon Termination and Change in Control,” these arrangements were amended, effective March 1, 2012, to eliminate any potential tax gross-up payments. We determined that elimination of these potential additional payments was in our best interest and in the best interest of our stockholders. The amended arrangements include provisions providing that the executive will be required to pay in full any excise taxes associated with any golden parachute payments received, unless reducing the payments to the executive within the Section 280G safe harbor amount would put the executive in a better net after-tax position.

Stock Ownership Guidelines

Our Board of Directors has adopted Stock Ownership Guidelines that establish minimum ownership levels for Named Executive Officers and a period during which Named Executive Officers should accumulate stock if they were not yet at minimum levels when the guidelines were adopted in November 2010. The Stock Ownership

Guidelines are advisory in nature and designate the following ownership levels: (i) Vice Presidents—one times annual base salary, (ii) Senior Vice Presidents and above—two times annual base salary, and (iii) Chairman, President and Chief Executive Officer—five times annual base salary. All of our Named Executive Officers currently own stock in excess of the minimum ownership levels. For our non-employee directors, the Stock Ownership Guidelines designate a minimum ownership level of three times the annual cash retainer fee.

Securities Trading Policy

Our securities trading policy provides that executive officers, including our Named Executive Officers, and our directors, may not, among other things, purchase or sell puts or calls to sell or buy our stock, engage in short sales with respect to our stock, buy our securities on margin, or otherwise hedge their ownership of our stock. The purchase or sale of stock by our executive officers and directors may only be made during certain windows of time and under the other conditions contained in our policy.

Clawback Policy

To date, our Board of Directors has not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, restricted stock agreements covering grants made to our Named Executive Officers and other service providers in 2011 and later years do include language providing that the award may be cancelled and the award recipient may be required to reimburse us for any realized gains to the extent required by applicable law or any clawback policy that we adopt. Our Compensation Committee is currently evaluating the practical, administrative and other implications of implementing and enforcing a clawback policy, and intends to adopt a clawback policy in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once additional guidance is promulgated by the SEC.

Executive Compensation

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to us by our Named Executive Officers during the fiscal years ended December 31, 2009, December 31, 2010, and December 31, 2011.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas B. Nusz	2011	$325,000	$0	$468,750	$9,522	$803,272
Chairman, President and	2010	$276,875	$681,413	$589,124	$1,248	$1,548,660
Chief Executive Officer	2009	$220,000	$543,167	—	$2,589	$765,756

Taylor L. Reid	2011	$275,000	$0	$331,250	$18,926	$625,176
Executive Vice President	2010	$245,208	$370,703	$436,989	$1,948	$1,054,848
and Chief Operating Officer	2009	$210,000	$329,000	—	$1,907	$540,907

Michael H. Lou	2011	$228,750	$0	$553,946	$15,506	$798,202
Executive Vice President and Chief Financial Officer

Roy W. Mace	2011	$199,167	$85,000	$292,188	$15,723	$592,078
Senior Vice President,	2010	$185,833	$83,708	$289,304	$650	$559,495
Chief Accounting Officer and Corporate Secretary	2009	$158,750	$99,167	—	$1,298	$259,215

Kent O. Beers	2011	$225,000	$95,625	$203,125	$14,823	$538,573
Senior Vice President Land	2010	$225,000	$182,351	$334,175	—	$741,526
	2009	$200,000	$193,000	—	$25,632	$418,632

Robert J. Candito	2011	$218,333	$93,500	$189,063	$11,003	$511,899
Senior Vice President Exploration

(1)	Reflects the dollar value of base salary earned by each Named Executive Officer during fiscal 2011.
(2)	Reflects amounts paid for services provided in fiscal year 2011 as annual performance-based cash bonus awards pursuant to the Incentive Plan. As previously discussed in the CD&A, Messrs. Nusz, Reid and Lou voluntary elected to waive payment in full of the bonus amounts awarded to them by our Compensation Committee with respect to fiscal 2011.
(3)	The amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value of restricted stock awards granted under our LTIP for fiscal year 2011, computed in accordance with FASB ASC Topic 718. This includes (i) the annual restricted stock awards granted on March 15, 2011, and (ii) a restricted stock award made to Mr. Lou upon his promotion to Executive Vice President and Chief Financial Officer in August 2011. See Note 10 to our consolidated financial statements on Form 10-K for fiscal 2011 for additional detail regarding assumptions underlying the value of these equity awards.
(4)	The following items are reported in the “All Other Compensation” column for fiscal 2011:

Name	Health and Professional Club Dues	Parking	401(k) Plan Match	Disability Premiums	Total
Thomas B. Nusz	$550	$3,340	$4,740	$892	$9,522
Taylor L. Reid	$2,444	$3,340	$12,250	$892	$18,926
Michael H. Lou	$400	$1,970	$12,250	$886	$15,506
Roy W. Mace	$500	$2,080	$12,250	$893	$15,723
Kent O. Beers	$830	$1,970	$11,125	$898	$14,823
Robert J. Candito	$550	$1,970	$7,587	$896	$11,003

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards to each of our Named Executive Officers under the LTIP during fiscal year 2011.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)	Fair Value of Grant Date Stock Awards (2)
Thomas B. Nusz	March 15, 2011	15,000	$468,750
Taylor L. Reid	March 15, 2011	10,600	$331,250
Michael H. Lou	March 15, 2011	8,900	$278,125
	August 1, 2011	9,100	$275,821
Roy W. Mace	March 15, 2011	9,350	$292,188
Kent O. Beers	March 15, 2011	6,500	$203,125
Robert J. Candito	March 15, 2011	6,050	$189,063

(1)	Reflects the following grants of restricted stock under the LTIP to our Named Executive Officers: (a) the fiscal 2011 annual restricted stock awards, and (b) a restricted stock award made to Mr. Lou upon his promotion to Executive Vice President and Chief Financial Officer.
(2)	Reflects the grant date fair value of the restricted stock awards granted under the LTIP during fiscal 2011, computed in accordance with FASB ASC Topic 718.

Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table was paid or awarded, are described above in the CD&A.

Employment Agreements

During fiscal 2011, we had employment agreements with Messrs. Nusz and Reid, which became effective June 18, 2010. As in effect during 2011, these employment agreements provided that Messrs. Nusz and Reid would each receive an annual base salary, which could be increased by our Board of Directors in its discretion. The employment agreements also provided that Messrs. Nusz and Reid are eligible to receive annual performance-based bonuses each year during the employment term. As set forth in the employment agreements that were in effect during 2011, the target amount of each annual bonus was 80% for Mr. Nusz and 60% for Mr. Reid of the executive’s base salary for the year, and greater or lesser amounts could have been paid depending on the performance actually achieved. These employment agreements also provided Messrs. Nusz and Reid with the opportunity to participate in the employee benefit arrangements offered to similarly situated executives and provided that they may periodically receive grants pursuant to our LTIP.

More detail regarding the employment agreements with Messrs. Nusz and Reid, including information regarding the amendment to those agreements that became effective March 1, 2012, is provided in the section above entitled “Compensation Discussion and Analysis—Employment Agreements.” The severance and change in control benefits provided by the employment agreements, including a discussion of the changes made to those benefits effective March 1, 2012, are described below in the section entitled “Potential Payments upon Termination and Change in Control—Employment Agreements.”

Restricted Stock Awards

On March 15, 2011, each of our Named Executive Officers received a 2011 annual grant of restricted shares under our LTIP. These restricted shares vest in three substantially equal annual installments on March 15, 2012, March 15, 2013, and March 15, 2014 (so that the awards will be 100% vested on March 15, 2014), provided a Named Executive Officer remains an employee continuously from the date of grant through the applicable vesting date. In addition, on August 1, 2011, Mr. Lou received a one-time restricted stock grant in connection with his promotion to Executive Vice President and Chief Financial Officer, which award will vest ratably over three years, with the initial 1/3 tranche vesting on August 1, 2012.

All restricted stock awards will become fully vested if a Named Executive Officer’s employment is terminated due to either death or disability. In addition, the awards are subject, as applicable, to the accelerated vesting provisions in the employment agreements and in the Executive Change in Control and Severance Benefit Plan. These accelerated vesting provisions are described in greater detail below in the section entitled “Potential Payments upon Termination or Change in Control.” While a Named Executive Officer holds unvested restricted shares, he is entitled to all the rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends thereon, which dividends must be paid within 30 days of the date dividends are distributed to our stockholders generally.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards held by each of our Named Executive Officers as of December 31, 2011.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Thomas B. Nusz	38,850	$1,130,147
Taylor L. Reid	28,400	$826,156
Michael H. Lou	29,250	$850,883
Roy W. Mace	21,200	$616,708
Kent O. Beers	20,150	$586,164
Robert J. Candito	18,800	$546,892

(1)	Includes the following outstanding restricted stock awards for our Named Executive Officers:

	Unvested Restricted Stock (Number of Shares)
Name	2010 IPO Award (a)	2010 Annual Bonus Settlement (b)	2011 Annual Award (c)	Promotion Award (d)	Total
Thomas B. Nusz	12,800	11,050	15,000	—	38,850
Taylor L. Reid	10,800	7,000	10,600	—	28,400
Michael H. Lou	7,300	3,950	8,900	9,100	29,250
Roy W. Mace	7,700	4,150	9,350	—	21,200
Kent O. Beers	8,900	4,750	6,500	—	20,150
Robert J. Candito	8,300	4,450	6,050	—	18,800

(a)	Half of the remaining shares subject to the 2010 IPO Award vested on January 1, 2012 and the remaining will vest on January 1, 2013. The accelerated vesting provisions applicable to these awards are described above under “Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.”
(b)	The shares subject to the 2010 Annual Bonus Settlement will vest in two substantially equal installments on March 15, 2012 and March 15, 2013. The accelerated vesting provisions applicable to these awards are described above under “Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.” Even though these awards were not actually issued until March 15, 2011, they are included in the “Stock Awards” column of the Summary Compensation Table as 2010 compensation for last year’s Named Executive Officers since they were approved by our Compensation Committee on December 15, 2010 in settlement of a portion of the annual bonus award attributable to 2010 services.
(c)	The shares subject to the 2011 Annual Award will vest in three substantially equal annual installments on March 15, 2012, March 15, 2013, and March 15, 2014. The accelerated vesting provisions applicable to these awards are described above under “Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.”
(d)	The shares subject to the Promotion Award to Mr. Lou will vest ratably over three years, with the initial 1/3 tranche vesting on August 1, 2012. The accelerated vesting provisions applicable to these awards are described above under “Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table.”
(2)	This column represents the closing price of our common stock on December 30, 2011 (the last trading day of fiscal year 2011), which is $29.09, multiplied by the number of restricted shares outstanding.

Options Exercised and Stock Vested

The following restricted stock awards held by our Named Executive Officers vested during fiscal year 2011:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Thomas B. Nusz	6,400	$173,568
Taylor L. Reid	5,400	$146,448
Michael H. Lou	3,650	$98,988
Roy W. Mace	3,850	$104,412
Kent O. Beers	4,450	$120,684
Robert J. Candito	4,150	$112,548

(1)	The value of restricted stock realized is based on the closing price per share of $27.12 of our common stock on December 31, 2010, the last preceding date prior to the January 1, 2011 vesting date on which sales of our common stock were reported.

Pension Benefits

Other than our 401(k) plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments Upon Termination and Change in Control

During fiscal 2011, we had employment agreements with Messrs. Nusz and Reid containing provisions regarding payments to be made to such individuals upon termination of their employment in certain circumstances, including in connection with a change in control. We also maintain an Executive Change in Control and Severance Benefit Plan, in which our Named Executive Officers, other than Messrs. Nusz and Reid, participated during fiscal 2011.

Effective March 1, 2012, we amended the employment agreements with Messrs. Nusz and Reid and certain provisions of the Executive Change in Control and Severance Benefit Plan, and we entered into an employment agreement with Mr. Lou (which made him ineligible for continued participation in the Executive Change in Control and Severance Benefit Plan), which agreement incorporates the same terms as the amended employment agreements with Messrs. Nusz and Reid. As described in greater detail below, the terms of the agreements and plan, as applicable, have been revised to (i) eliminate the payment of any tax gross up related to excise taxes that could be imposed on our Named Executive Officers under Section 280G of the Code as a result of potential golden parachute payments, (ii) make certain changes to the severance amounts payable to our Named Executive Officers under those arrangements, and (iii) in the case of the employment agreements only, remove the automatic renewal feature. We believe elimination of the potential tax gross up payment and automatic renewal provision reflect best practices and is in the best interest of our stockholders because it reduces potential expenses related to these agreements. Further, we believe the revised severance and change in control benefits, which are pointed out below, more closely align with similar benefits provided by companies in our peer group than the previous construct in the agreements.

The employment agreements and the Executive Change in Control and Severance Benefit Plan, as such arrangements were in effect during fiscal 2011, are described in detail in last year’s proxy statement, filed with the SEC on March 16, 2011, in the section entitled “—Potential Payments Upon

Termination and Change in Control.” In order to provide our stockholders with the most relevant and up-to-date disclosures regarding our currently existing arrangements, the following disclosure discusses and quantifies the benefits under the employment agreements and the Executive Change in Control and Severance Benefit Plan, in the revised forms that became effective March 1, 2012.

Employment Agreements

Under the employment agreements with Messrs. Nusz, Reid and Lou, upon any termination of employment, the executives are entitled to receive accrued but unpaid salary, any unpaid annual performance bonus earned for the calendar year prior to the year in which the executive terminates, reimbursement of eligible expenses and any employee benefits due pursuant to their terms. In addition, if the executives are terminated due to death or “disability,” then they will be entitled to receive the following amounts: (i) a pro-rata portion of the annual performance bonus for the calendar year of termination, (ii) an amount equal to 12 months’ worth of the executive’s base salary, payable in a lump sum within 60 days or by March 15 of the year following termination, whichever is earlier, and (iii) an amount equal to 18 months’ worth of COBRA premiums, if the executive elects and remains eligible for COBRA.

If we terminate the employment of Messrs. Nusz, Reid or Lou for reasons other than “cause” (including if we do not elect to renew the employment agreement with the executive), or if the executive terminates employment for “good reason,” then the executive will be entitled to receive the following amounts: (i) a pro-rata portion of the annual performance bonus for the calendar year of termination; (ii) an amount equal to the sum of (a) the aggregate amount of base salary payable for the remainder of the employment term (or, if greater, an amount equal to 12 months’ worth of the executive’s base salary (for Mr. Nusz, this has been increased to 24 months’ worth of base salary)), plus (b) the aggregate of each annual target performance bonus the executive would have been entitled to receive if he had continued to perform services for the remainder of the then-current employment term (or, if greater, one times the target performance bonus that the executive would have been eligible to receive for the calendar year of termination (for Mr. Nusz, this has been increased to two times the target performance bonus)), payable in equal monthly installments (with amounts in excess of certain limitations under Section 409A of the Code payable in a lump sum within 60 days); (iii) an amount equal to 18 months’ worth of COBRA premiums, if the executive elects and remains eligible for COBRA; and (iv) accelerated vesting of all outstanding equity awards. Severance amounts, other than the pro-rata bonus amount, are subject to the executive’s delivery to us (and nonrevocation) of a release of claims within 50 days of his termination date.

In the event a “change in control” occurs, all outstanding equity awards held by Messrs. Nusz, Reid and Lou will be immediately vested in full. In addition, in the event Messrs. Nusz, Reid and Lou are terminated by us other than for “cause” (including if we do not elect to renew the employment agreements) or if the executive terminates employment for “good reason,” in each case, within 24 months following a “change in control,” the executives (or their respective estates) are entitled to receive (i) an amount equal to 2.99 times the sum of (a) the executive’s annualized base salary, and (b) the target annual performance bonus he is eligible to receive for the then-current year if he had continued to perform services for the remainder of the calendar year of termination (or, if greater, the average performance bonus paid to the executive for the two calendar years preceding the date of termination); and (ii) an amount equal to 18 months’ worth of COBRA premiums, if the executive elects and is eligible to receive COBRA. The severance multiplier under the prior agreements was two, and the bonus calculation included the maximum potential annual performance bonus, instead of the target level. In addition, the protection period following a change in control was extended from 12 months to 24 months, consistent with the terms of the Executive Change in Control and Severance Benefit Plan. If Messrs. Nusz, Reid and Lou are terminated in connection with a change in control and would receive greater benefits under another provision of their employment agreements, they will be entitled to receive the greater benefits.

In the event any payments made pursuant to the employment agreements in connection with a change in control would result in an executive receiving golden parachute payments that are subject to excise tax under Section 280G of the Code, we will not provide any gross-up payment for such excise taxes. Instead, the employment agreements provide that any golden parachute payments will be paid to the executive in full (with the executive responsible for paying in full any related excise tax liability), unless reducing the amount of such payments to $1 less than the 280G safe harbor amount would result in a better net after tax position for the executive. Generally, the 280G safe harbor amount is equal to three times the executive’s average annual compensation from us for the preceding five years, or such lesser period during which the executive was employed by us.

Messrs. Nusz, Reid and Lou are subject to certain confidentiality, noncompete and nonsolicitation provisions contained in the employment agreements. The confidentiality covenants are perpetual, while the noncompete and nonsolicitation covenants apply during the term of the employment agreements and for 12 months following the employee’s termination date, except that the latter covenants will cease to apply if the executive is terminated for any reason on or after a change in control.

Executive Change in Control and Severance Benefit Plan

Our Executive Change in Control and Severance Benefit Plan provides severance and change in control benefits to our Named Executive Officers (other than Messrs. Nusz, Reid and Lou). Participants in the Executive Change in Control and Severance Benefit Plan are entitled to receive, upon any termination of their employment, accrued but unpaid base salary, any unpaid annual performance bonus earned for the calendar year prior to the year in which the participant’s employment is terminated, reimbursement of eligible expenses and any employee benefits due pursuant to their terms. In addition, if a participant in the Executive Change in Control and Severance Benefit Plan is terminated due to death or “disability,” then the participant is entitled to receive the following amounts: (i) a pro-rata portion of the annual performance bonus for the calendar year of termination, (ii) an amount equal to 12 months’ worth of the participant’s base salary, payable in a lump sum, and (iii) an amount equal to 18 months’ worth of COBRA premiums, if the participant elects and remains eligible for COBRA.

If we terminate the employment of a participant in the Executive Change in Control and Severance Benefit Plan for a reason other than “cause” or if a participant terminates employment for “good reason,” then the participant is entitled to receive the following amounts: (i) a pro-rata portion of the annual performance bonus for the calendar year of termination, (ii) an amount equal to 12 months’ worth of the participant’s base salary, payable in 12 equal monthly installments, (iii) a lump sum payment equal to the participant’s target performance bonus for the year of termination (this bonus-related payment was not included in the prior plan), (iv) an amount equal to 18 months’ worth of COBRA premiums, if the participant elects and remains eligible for COBRA, and (v) accelerated vesting of all outstanding equity awards. Severance amounts, other than the pro-rata bonus amount, are subject to the participant’s delivery to us (and nonrevocation) of a release of claims within 50 days of the termination date.

In the event a “change in control” occurs, all outstanding equity awards held by participants in the Executive Change in Control and Severance Benefit Plan will be immediately vested in full. In addition, in the event a participant is terminated by us other than for “cause” or if the participant terminates employment for “good reason,” in each case, within 24 months following a “change in control,” the participant (or his or her estate) is entitled to receive (i) an amount equal to two times the sum of (a) the participant’s annualized base salary and (b) the participant’s target performance bonus for the calendar year in which the “change in control” occurs, and (ii) an amount equal to 18 months’ worth of COBRA premiums, if the participant elects and remains eligible for COBRA. If the employment of a participant in the Executive Change in Control and Severance Benefit Plan is terminated in connection with a “change in control” and the participant would receive greater benefits under another provision of the Executive Change in Control and Severance Benefit Plan, the participant will be entitled to receive the greater benefits.

In the event any payments made pursuant to the Executive Change in Control and Severance Benefit Plan in connection with a change in control would result in an executive receiving golden parachute payments that are subject to excise tax under Section 280G of the Code, we will not provide any gross-up payment for such excise taxes. Instead, the Executive Change in Control and Severance Benefit Plan provides that any golden parachute payments will be paid to the participant in full (with the participant responsible for paying in full any related excise tax liability), unless reducing the amount of such payments to $1 less than the 280G safe harbor amount would result in a better net after tax position for the participant. Generally, the 280G safe harbor amount is equal to three times the participant’s average annual compensation from us for the preceding five years, or such lesser period during which the participant was employed by us.

Participants in the Executive Change in Control and Severance Benefit Plan are subject to certain confidentiality, noncompete and nonsolicitation provisions contained in the plan. The confidentiality provisions are perpetual, while the noncompete and nonsolicitation covenants apply while a participant is employed by us and for 12 months following the participant’s employment termination date, except that the latter covenants will cease to apply if the participant is terminated for any reason on or after a change in control.

Under our 2010 Annual Incentive Compensation Plan, upon the occurrence of a “change in control,” participants (including our Named Executive Officers) will receive the target annual cash bonus award amount that the participant is eligible to earn for the calendar year in which the “change in control” occurs, payable within 30 days after the date of the “change in control.”

For purposes of the employment agreements, the Executive Change in Control and Severance Benefit Plan and the 2010 Annual Incentive Compensation Plan, the terms listed below are defined as follows:

(i) “cause” means (a) the executive has been convicted of a misdemeanor involving moral turpitude or a felony, (b) the executive has engaged in grossly negligent or willful misconduct in performing his duties, which has a material detrimental effect on us, and (with respect to participants in the Executive Change in Control and Severance Benefit Plan) which acts continued for a period of 30 days after notice of such failure of performance, (c) the executive has breached a material provision of the employment agreement or the plan, as applicable, (d) the executive has engaged in conduct that is materially injurious to us or (e) the executive has committed an act of fraud. Messrs. Nusz, Reid and Lou will have a limited period of 30 days to cure events (unless the cause event is that described in clause (a) above).

(ii) “change in control” means (a) a person acquires 50% or more of our outstanding stock or outstanding voting securities, subject to certain limited exceptions, (b) individuals who serve as board members on the effective date of the employment agreements or the plan, as applicable (or who are subsequently approved by a majority of such individuals), cease for any reason to constitute at least a majority of our Board of Directors, (c) consummation of a reorganization, merger, consolidation or a sale of all or substantially all of our assets, subject to certain limited exceptions, or (d) approval by our stockholders of a complete liquidation or dissolution.

(iii) “disability” means the executive’s inability to perform the executive’s essential functions with or without reasonable accommodation, if required by law, due to physical or mental impairment.

(iv) “good reason” means, without the executive’s express written consent, (a) a material breach by us of the employment agreement or of our obligations under the plan, as applicable, (b) a material reduction in the executive’s base compensation, (c) a material diminution in the executive’s authority, duties or responsibilities, (d) a change in the geographic location where the executive must normally perform services by more than 50 miles or (e) a requirement that the executive report to an employee instead of to our Board of Directors (for Mr. Nusz) or a material reduction in the authority, duties or responsibilities of the person to whom the executive reports (for all other Named Executive Officers). The executive must notify us within 60 days of the occurrence of any such event and we have 30 days following notice to cure.

Restricted Stock Awards

Our Named Executive Officers each hold outstanding awards of restricted stock under our LTIP as previously described in the sections above entitled “—Compensation Discussion and Analysis—Elements of Our Compensation and Why We Pay Each Element—Long-Term Equity-Based Incentives” and “Executive Compensation—Narrative Discussion to the Summary Compensation Table and the Grants of Plan-Based Awards Table.” The vesting of the restricted stock awards will accelerate in full if a Named Executive Officer’s employment is terminated due to either death or disability. In addition, the awards are subject to the accelerated vesting provisions contained in, as applicable, the employment agreements and the Executive Change in Control and Severance Benefit Plan, which are described above in this section “—Potential Payments upon Termination and Change in Control.” For purposes of the restricted stock awards, “disability” has the same meaning as set forth above with respect to the employment agreements and the Executive Change in Control and Severance Benefit Plan.

Quantification of Payments

The table below discloses the amount of compensation and/or benefits due to our Named Executive Officers in the event of their termination of employment and/or in the event we undergo a change in control, in either case, on December 31, 2011, and assuming that the price per share of common stock was $29.09, which was the closing price per share of our common stock on December 30, 2011 (the last trading day of fiscal year 2011). In addition, the quantification of the amounts below is based on the terms of the applicable arrangements in effect on and after March 1, 2012 (as described above in this section), as if those arrangements were in place as of the last day of fiscal year 2011. The amounts below constitute estimates of the amounts that would be paid to our Named Executive Officers upon their respective terminations and/or upon a change in control under such arrangements, and do not include any amounts accrued through fiscal 2011 year-end that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and benefits generally available to all our salaried employees. The actual amounts to be paid are dependent on various factors, which may or may not exist at the time a Named Executive Officer is actually terminated and/or a change in control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Named Executive Officer	Termination Due to Death or Disability	Termination Without Cause or for Good Reason(1)	Termination Without Cause or for Good Reason Following a Change in Control	Change in Control
Thomas B. Nusz
Salary(2)	$325,000	$975,000	—	—
Bonus Amounts(2)	$221,000	$1,001,000	$260,000	$260,000
COBRA Premiums(3)	$34,383	$34,383	$34,383	—
Change in Control Payments	—	—	$1,749,150	—
Accelerated Equity Vesting(4)	$1,130,147	$1,130,147	$1,130,147	$1,130,147

Total(5)	$1,710,530	$3,140,530	$3,173,680	$1,390,147

Taylor L. Reid
Salary(2)	$275,000	$825,000	—	—
Bonus Amounts(2)	$140,250	$635,250	$165,000	$165,000
COBRA Premiums(3)	$34,383	$34,383	$34,383	—
Change in Control Payments	—	—	$1,335,782	—
Accelerated Equity Vesting(4)	$826,156	$826,156	$826,156	$826,156

Total(5)	$1,275,789	$2,320,789	$2,361,321	$991,156

Michael H. Lou
Salary(2)	$275,000	$825,000	—	—
Bonus Amounts(2)	$126,623	$621,623	$165,000	$165,000
COBRA Premiums(3)	$34,383	$34,383	$34,383	—
Change in Control Payments	—	—	$1,315,600	—
Accelerated Equity Vesting(4)	$850,883	$850,883	$850,883	$850,883

Total(5)	$1,286,889	$2,331,889	$2,365,866	$1,015,883

Roy W. Mace
Salary(2)	$200,000	$200,000	—	—
Bonus Amounts(2)	$85,000	$185,000	$100,000	$100,000
COBRA Premiums(3)	$34,383	$34,383	$34,383	—
Change in Control Payments	—	—	$600,000	—
Accelerated Equity Vesting(4)	$616,708	$616,708	$616,708	$616,708

Total(5)	$936,091	$1,036,091	$1,351,091	$716,708

Kent O. Beers
Salary(2)	$225,000	$225,000	—	—
Bonus Amounts(2)	$95,625	$208,125	$112,500	$112,500
COBRA Premiums(3)	$23,023	$23,023	$23,023	—
Change in Control Payments	—	—	$675,000	—
Accelerated Equity Vesting(4)	$586,164	$586,164	$586,164	$586,164

Total(5)	$929,812	$1,042,312	$1,396,687	$698,664

Robert J. Candito
Salary(2)	$220,000	$220,000	—	—
Bonus Amounts(2)	$93,500	$203,500	$110,000	$110,000
COBRA Premiums(3)	$21,299	$21,299	$21,299	—
Change in Control Payments	—	—	$660,000	—
Accelerated Equity Vesting(4)	$546,892	$546,892	$546,892	$546,892

Total(5)	$881,691	$991,691	$1,338,191	$656,892

(1)	This column also reflects amounts for termination due to non-extension of employment agreement for Messrs. Nusz, Reid, and Lou.
(2)

Based on rate of annualized salary and annual bonus opportunity in effect for each Named Executive Officer as of December 31, 2011. For purposes of calculating any pro-rata bonus, the dollar value of the bonus awards actually awarded to each Named Executive Officer by our Compensation Committee for 2011 services was used; however, as discussed above under “—Elements of Our Compensation and Why We Pay Each Element—Annual Performance-Based Cash Incentive Awards,” Messrs. Nusz, Reid and Lou voluntarily elected not to receive any bonus payments with respect to fiscal year 2011. For purposes of quantifying the amount of the severance payments to Messrs. Nusz, Reid and Lou in the event of their termination without “cause” or for “good reason,” (a) the “Salary” amount was calculated as the base salary that the executive would have received for the three year term of the employment agreements, and (b) the “Bonus Amount” was calculated as the aggregate target performance bonus amount that the executive would have been eligible to receive for the three year term of the employment agreements, plus the pro-rata bonus amount.
(3)	Reflects 18 months’ worth of the COBRA premiums at the following monthly rates: $1,910 for Mr. Nusz, $1,910 for Mr. Reid, $1,910 for Mr. Mace, $1,910 for Mr. Lou, $1,279 for Mr. Beers, and $1,183 for Mr. Candito.
(4)	The accelerated vesting of restricted stock awards is based upon the closing price per share of our common stock on December 30, 2011 (the last trading day of fiscal 2011), which is $29.09, multiplied by the number of outstanding restricted shares that would vest upon the occurrence of the event indicated. The values reported in the table above only take into account restricted stock awards that were outstanding on December 31, 2011, and do not include the restricted stock awards granted to our Named Executive Officers in February 2012, which awards are discussed above in the CD&A.
(5)	The aggregate total amount of compensation payable in connection with the triggering events has not been reduced to reflect any cut back in benefits or payments that would be made in connection with a change in control pursuant to the terms of the employment agreements and the Executive Change in Control and Severance Benefit Plan, as in effect beginning March 1, 2012. The modified arrangements provide that golden parachute payments will be paid in full or reduced to fall within the 280G safe harbor amount, whichever will provide a better net after-tax position for a Named Executive Officer. For purposes of this disclosure, we have reflected the maximum amount potentially payable to each Named Executive Officer under each given scenario even though such maximum amounts could be reduced pursuant to the cutback language included in the currently existing agreements.

Director Compensation

We believe that attracting and retaining qualified non-employee directors is critical to our future value growth and governance, and that providing a total compensation package between the 50th percentile and 75th percentile of our peer group is necessary to accomplish that objective. Our Board of Directors also believes that the compensation package for our non-employee directors should require a significant portion of the total compensation package to be equity-based to align the interests of our directors with our stockholders.

After review with Longnecker of non-employee director compensation paid by our peer group, our Board of Directors approved the following compensation plan for non-employee directors, which was in effect for fiscal 2011:

•	an annual cash retainer fee of $40,000, plus cash payments of $1,250 for each Board of Directors’ meeting attended and $1,000 for each committee meeting attended; and

•

an annual equity award of shares of our restricted stock having a value of approximately $85,000 based on the average of the high and low market-quoted sales prices of our common stock on the grant date of the award (increased from an approximate value of $70,000 for fiscal 2010 annual equity awards in order to bring our non-employee director compensation package in line with that of our peer group at the target levels described above).

Mr. Collins, who became a member of our Board of Directors in 2011, also received an initial equity award of 550 shares of restricted stock on February 17, 2011. Both the initial and annual grants of restricted stock vest on the first anniversary of the grant date of the award.

In addition to the cash payments described above, the chairpersons of our Audit Committee, Compensation Committee and Nominating & Governance Committee receive annual cash retainer fees of $10,000, $5,000 and $5,000, respectively.

Our Compensation Committee reviews the compensation of our non-employee directors on an annual basis. For the 2012 fiscal year, our Compensation Committee has approved the following changes to the compensation plan for our non-employee directors, in order to bring the total compensation package between the 50th percentile and 75th percentile of our peer group:

•	the 2012 annual cash retainer fee is $50,000;

•	$1,500 will be paid in cash for each Board of Directors’ meeting attended during fiscal 2012;

•	the committee chairperson fees have been increased as follows: (a) Audit Committee chair—$15,000, (b) Compensation Committee chair—$10,000, and Nominating & Governance Committee chair—$10,000; and

•

the annual equity award for each non-employee director is equal to a number of shares of restricted stock having a value of approximately $150,000 on the date of grant. For fiscal 2012, the restricted stock awards were granted on February 15, 2012, and each non-employee director received 4,810 shares of restricted stock.

Effective March 1, 2012, Mr. Robert L. Zorich resigned from our Board of Directors and Mr. Bobby S. Shackouls joined our Board of Directors as a non-employee director. In addition to the annual compensation described above for 2012, Mr. Shackouls received an initial equity award of 500 shares of restricted stock on March 1, 2012.

Directors who are also our employees do not receive any additional compensation for their service on our Board of Directors.

Each director is reimbursed for (i) travel and miscellaneous expenses to attend meetings and activities of our Board of Directors or its committees; (ii) travel and miscellaneous expenses related to such director’s participation in our general education and orientation program for directors; and (iii) travel and miscellaneous expenses for each director’s spouse who accompanies a director to attend meetings and activities of our Board of Directors or any of our committees.

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
William J. Cassidy	$70,750	$85,428	—	$156,178
Ted Collins, Jr.	$54,750	$102,968	—	$157,718
Michael McShane	$47,750	$85,428	—	$133,178
Douglas E. Swanson, Jr. (3)	$45,250	$85,428	—	$130,678
Robert L. Zorich (3)	$28,750	$85,428	—	$114,178

(1)	Includes annual cash retainer fee, board and committee meeting fees, and committee chair fees for each non-employee director during fiscal 2011 as more fully explained in the preceding paragraphs.
(2)	The amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value of restricted stock awards granted under our LTIP in fiscal year 2011, computed in accordance with FASB ASC Topic 718. See Note 10 to our consolidated financial statements on Form 10-K for the year ended December 31, 2011 for additional detail regarding assumptions underlying the value of these equity awards. As of December 31, 2011, Messrs. Cassidy, McShane, Swanson, and Zorich held 2,700 outstanding shares of restricted stock and Mr. Collins held 3,250.

(3)	Messrs. Swanson and Zorich’s cash director fees were assigned and paid to EnCap Energy Capital Fund VI, L.P. and EnCap Energy Capital Fund VII, L.P. Messrs. Swanson and Zorich have entered into other compensation arrangements with EnCap for the services they provide to us on behalf of EnCap.

Compensation Practices as They Relate to Risk Management

We believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees). Because our Compensation Committee retains the ability to apply discretion when determining the actual amount to be paid to executives pursuant to our annual performance-based cash incentive program, our Compensation Committee is able to assess the actual behavior of our executives as it relates to risk taking in awarding bonus amounts. Further, our use of long-term equity-based compensation serves our compensation program’s goal of aligning the interests of executives and stockholders, thereby reducing the incentives to unnecessary risk taking.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, no member of the Compensation Committee served as an executive officer of the Company. During 2011, there were no Compensation Committee interlocks with other companies.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Douglas E. Swanson, Jr., Chairman

William J. Cassidy, Member

Michael McShane, Member

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Company has determined that: (1) Messrs. McShane, Cassidy and Collins are independent, as defined in Section 10A of the Exchange Act and under the standards set forth by the New York Stock Exchange (“NYSE”) and (2) all current Audit Committee members are financially literate. In addition, Mr. McShane qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.

During the last fiscal year, and earlier this year in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, the Audit Committee:

•	reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2011 with management and with the independent registered public accountants;

•

considered the adequacy of the Company’s internal controls and the quality of its financial reporting, and discussed these matters with management and with the independent registered public accountants;

•

reviewed and discussed with the independent registered public accountants (1) their judgments as to the quality of the Company’s accounting policies, (2) the written disclosures and letter from the independent registered public accountants required by Public Company Accounting Oversight Board Independence Rules, and the independent registered public accountants’ independence, and (3) the matters required to be discussed by the Public Company Accounting Oversight Board’s AU Section 380, Communication with Audit Committees, by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•

discussed with management and with the independent registered public accountants the process by which the Company’s chief executive officer, chief financial officer and chief accounting officer make the certifications required by the SEC in connection with the filing with the SEC of the Company’s periodic reports, including reports on Forms 10-K and 10-Q;

•

pre-approved all auditing services and non-audit services to be performed for the Company by the independent registered public accountants as required by the applicable rules promulgated pursuant to the Exchange Act, considered whether the rendering of non-audit services was compatible with maintaining PricewaterhouseCoopers LLP’s independence, and concluded that PricewaterhouseCoopers LLP’s independence was not compromised by the provision of such services (details regarding the fees paid to PricewaterhouseCoopers LLP’s in fiscal 2011 for audit services, tax services and all other services, are set forth at “Audit and Other Fees” below); and

•

based on the reviews and discussions referred to above, recommended to the Supervisory Board that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

As recommended by the NYSE’s corporate governance rules, the Audit Committee also considered whether, to assure continuing auditor independence, it would be advisable to regularly rotate the audit firm itself. The Audit Committee has concluded that the current benefits to the Company from continued retention of PricewaterhouseCoopers LLP warrant retaining the firm at this time. The Committee will, however, continue to review this issue on an annual basis.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee’s charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accountants are responsible for expressing an opinion on those financial statements. Committee members are not employees of the Company or accountants or auditors by profession. Therefore, the Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accountants included in their report on the Company’s consolidated financial statements.

The Committee meets regularly with management and the independent auditors, including private discussions with the independent registered public accountants, and receives the communications described above. The Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accountants do not assure that the Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards.

Audit Committee of the Board of Directors

Michael McShane, Chairman

William J. Cassidy, Member

Ted Collins, Jr., Member

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines cover the following principal subjects:

•	Role and functions of the Board of Directors and its Lead Director

•	Qualifications and independence of directors

•	Size of the Board of Directors and director selection process

•	Committee functions and independence of committee members

•	Meetings of non-employee directors

•	Self-evaluation

•	Ethics and conflicts of interest (a copy of the current “Code of Business Conduct and Ethics” is posted on the Company’s website at www.oasispetroleum.com)

•	Compensation of the Board of Directors

•	Succession planning

•	Access to senior management and to independent advisors

•	New director orientation

•	Continuing education

The “Corporate Governance Guidelines” are posted on the Company’s website at www.oasispetroleum.com/Corporate_Governance.htm. The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company’s Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

Mr. Nusz has served as Chairman, President and Chief Executive Officer of the Company since its initial public offering in June 2010. Mr. Nusz also served as the President and Chief Executive Officer of Oasis Petroleum LLC, a predecessor of the Company, from its inception in March 2007 until the Company’s initial public offering.

The Board believes the combined role of Chairman and CEO promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans. As CEO, the Chairman is best suited to ensure that critical business issues are brought before the Board, which enhances the Board’s ability to develop and implement business strategies.

To ensure a strong and independent board, all directors of the Company, other than Mr. Nusz and Mr. Reid, are independent. In addition, the Company’s Corporate Governance Guidelines provide that the Board will designate one of its members as the Lead Director to preside over the meetings of the non-management directors and to provide, in conjunction with the Chairman and CEO, leadership and guidance to the Board.

Mr. McShane has served as Lead Director of the Board since August 9, 2010. In this capacity, Mr. McShane provides, in conjunction with the Chairman, leadership and guidance to the Board of Directors. He also (i) serves as chairman of the executive sessions of the independent directors; (ii) establishes the agenda for each meeting of the non-management directors; and (iii) serves as the Board’s contact for employee and stockholder communications with the Board of Directors. In addition, all directors are encouraged to suggest the inclusion of agenda items or revisions to meeting materials, and any director is free to raise at any Board meeting items that are not on the agenda for that meeting. All of these principles are set forth in the Company’s Corporate Governance Guidelines.

Additionally, the Board regularly meets in executive session without the presence of the CEO or other members of management. The Lead Director presides at these meetings and provides the Board’s guidance and feedback to the Chairman and the Company’s management team. Further, the Board has complete access to the Company’s management team.

Given the strong leadership of the Company’s Chairman and CEO, the effective counterbalancing role of the Lead Director and a Board comprised of strong and independent directors, the Board believes that, at the present time, the combined role of Chairman and CEO best serves the interests of the Company and its stockholders.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including Mr. McShane, the Board’s Lead Director), any committee of the Board, or our non-management directors as a group, by writing to them c/o Corporate Secretary, Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that all five non-employee directors (Messrs. Cassidy, Collins, McShane, Shackouls and Swanson) are independent.

In connection with its assessment of the independence of each non-employee director, the Board of Directors also determined that Messrs. Cassidy, Collins, McShane and Shackouls meet the additional independence standards of the NYSE and SEC applicable to members of the Audit Committee. Those standards require that the director not be an affiliate of the Company and that the director not receive from the Company, directly or indirectly, any consulting, advisory or other compensatory fees except for fees for services as a director.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert in February 2012. The Board of Directors determined that each of the Audit

Committee members is financially literate and that the Chairman of the Audit Committee, Michael McShane, is an Audit Committee financial expert as defined by the SEC.

Oversight of Risk Management

Except as discussed below, the Board as a whole oversees the Company’s assessment of major risks and the measures taken to manage such risks. For example:

•

the Board oversees management of the Company’s commodity price risk through regular review with executive management of the Company’s derivatives strategy, and the oversight of the Company’s policy that limits the Company’s authority to enter into derivative commodity price instruments to a specified level of production, above which management must seek Board approval;

•

the Board has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions; and

•	the Board reviews management’s capital spending plans, approves the Company’s capital budget and requires that management present for Board review significant departures from those plans.

The Company’s Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. Management and the Company’s independent registered public accountants report regularly to the Audit Committee on those subjects. The Board does not consider its role in oversight of the Company’s risk management function to be relevant to its choice of leadership structure.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. All of the Company’s directors attended last year’s annual meeting. We anticipate that all of our directors will attend the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock as of March 13, 2012 by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each named executive officer of the Company, (iii) each director of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 1001 Fannin Street, Suite 1500, Houston, Texas 77002.

Name of Person or Identity of Group	Number of Shares	Percentage of Class (1)
EnCap Energy Capital Fund VI L.P.(3)(4)	3,085,901	3.3%
EnCap VI-B Acquisitions, L.P.(3)(4)	1,689,165	1.8%
EnCap Energy Capital Fund VII, L.P.(3)(4)	2,509,687	2.7%
David B. Miller(2)(3)(5)	7,284,753	7.8%
D. Martin Phillips(2)(3)(4)	7,284,753	7.8%
Gary R. Petersen(2)(3)(4)	7,284,753	7.8%
Robert L. Zorich(2)(3)(4)	7,284,753	7.8%
T. Rowe Price Associates, Inc.(6)	6,060,580	6.5%
SPO Partners II, L.P.(7)	9,207,149	9.9%
SPO Advisory Partners, L.P. (7)	9,207,149	9.9%
San Francisco Partners, L.P. (7)	308,800	*
SF Advisory Partners, L.P. (7)	308,800	*
SPO Advisory Corp.(7)	9,515,949	10.2%
John H. Scully (7)	9,515,949	10.2%
William E. Oberndorf (7)	9,515,949	10.2%
Edward H. McDermott (7)	9,515,949	10.2%
Thomas B. Nusz(8)(9)	2,917,123	3.1%
Taylor L. Reid(8)(9)	1,996,887	2.1%
Michael H. Lou(8)(10)	241,724	*
William J. Cassidy(8)	12,010	*
Ted Collins, Jr.(8)(11)	83,060	*
Michael McShane(8)	47,710	*
Bobby S. Shackouls(8)	5,310	*
Douglas E. Swanson, Jr.(8)	12,010	*
Nickolas J. Lorentzatos(8)	44,931	*
Roy W. Mace(8)	532,092	*
All directors and executive officers as a group (10 persons)(8)	5,892,857	6.3%

*	Less than 1%.
(1)	Based upon an aggregate of 93,091,936 shares outstanding as of March 13, 2012.
(2)	Affiliate of the EnCap Funds.
(3)	According to a Schedule 13G, dated February 21, 2012, filed with the SEC by EnCap Energy Capital Fund VI, L.P. (EnCap Fund VI”), EnCap VI-B Acquisitions, L.P. (“EnCap VI-B), EnCap Energy Capital Fund VII, L.P. (“EnCap Fund VII” and, together with EnCap Fund VI and EnCap VI-B, the “EnCap Funds”), David B. Miller, D. Martin Phillips, Gary R. Petersen and Robert L. Zorich, EnCap Fund VI has sole voting power and sole dispositive power over 3,085,901 shares; EnCap VI-B has sole voting power and sole dispositive power over 1,689,165 shares; and EnCap Fund VII has sole voting power and sole dispositive power over 2,509,687 shares.

The EnCap Funds are controlled indirectly by David B. Miller, D. Martin Phillips, Gary R. Petersen, and Robert L. Zorich which are members of RNBD GP LLC (“RNBD”) and any action taken by RNBD to dispose or acquire securities has to be unanimously approved by all four members. RNBD is the sole member of EnCap Investments GP, L.L.C. (“EnCap Investments GP”), which is the general partner of EnCap Investments L.P. (“EnCap Investments LP”), which is the general partner of EnCap Equity Fund VI GP, L.P. (“EnCap Fund VI GP”) and EnCap Equity Fund VII GP, L.P. (“EnCap Fund VII GP”). EnCap Fund VI GP is the sole general partner of EnCap Fund VI and EnCap Fund VII GP is the sole general partner of EnCap Fund VII. EnCap Fund VI GP is also the general partner of EnCap Energy Capital Fund VI-B (“EnCap Fund VI-B), which is the sole member of EnCap VI-B Acquisitions GP, LLC (“EnCap VI-B GP”), which is the sole general partner of EnCap VI-B. Therefore, Messrs. Miller, Phillips, Petersen and Zorich, RNBD, EnCap Investments GP, EnCap Investments LP, EnCap Fund VI GP, EnCap Fund VII GP, EnCap Fund VI-B, and EnCap VI-B GP may be deemed to share the power to vote or direct the vote or to dispose or direct the disposition of the shares of common stock owned by the EnCap Funds. Each of Messrs. Miller, Phillips, Petersen and Zorich, RNBD, EnCap Investments GP, EnCap Investments LP, EnCap Fund VI GP, EnCap Fund VII GP, EnCap Fund VI-B and EnCap VI-B GP disclaims beneficial ownership of the securities owned by the EnCap Funds in excess of his or its pecuniary interest in such securities.

(4)	The address of EnCap Energy Capital Fund VI, L.P., EnCap VI-B Acquisitions, L.P., EnCap Energy Capital Fund VII, L.P., D. Martin Phillips, Gary R. Peterson and Robert L. Zorich is 1100 Louisiana St., Suite 3150, Houston, Texas 77002.
(5)	The address of Mr. Miller is 3811 Turtle Creek Blvd., Suite 1080, Dallas, Texas 75219.
(6)	According to a Schedule 13G, dated February 8, 2012, filed with the SEC by T. Rowe Price Associates, Inc., it has sole voting power over 975,730 of these shares, no voting power over the remainder and the sole dispositive power over all of these shares. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(7)

According to a Schedule 13G, dated February 14, 2012, filed with the SEC on behalf of SPO Partners II, L.P., SPO Advisory Partners, L.P., San Francisco Partners, L.P., SF Advisory Partners, L.P., SPO Advisory Corp., John H. Scully, William E. Oberndorf and Edward H. McDermott. Messrs. Scully, Oberndorf, Patterson and McDermott are the three controlling persons of SPO Advisory Corp., which is the sole general partner of the sole general partners of SPO Partners II, L.P. and San Francisco Partners, L.P., and may be deemed to beneficially own the shares owned by SPO Partners II, L.P. and San Francisco Partners, L.P. Of these shares, SPO Partners II, L.P., through its sole general partner, SPO Advisory Partners, L.P., holds sole voting and dispositive power over 9,207,149 shares; SPO Advisory Partners, L.P., through its sole general partner, SPO Advisory Corp, and in its capacity as sole general partner of SPO Partners II, L.P., holds sole voting and dispositive power over 9,207,149 shares; San Francisco Partners, L.P., through its sole general partner, SF Advisory Partners, L.P., holds sole voting and dispositive power over 308,800 shares; SF Advisory Partners, L.P., through its sole general partner SPO Advisory Corp and in its capacity as sole general partner of San Francisco Partners, L.P. holds sole voting and dispositive power over 308,800 shares; SPO Advisory Corp, in its capacity as (i) sole general partner of SPO Advisory Partners, L.P., holds sole voting and dispositive power with respect to 9,207,149 shares, and as (ii) the sole general partner of SF Advisory Partners, L.P. holds sole voting and dispositive power with respect to 308,800 shares; and power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and Edward H. McDermott. John H. Scully holds sole voting and dispositive power over 15,100 shares held in the John H. Scully Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 9,515,949 shares beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp. William E. Oberndorf holds sole voting and dispositive power over 50,800 shares held in the William E. Oberndorf Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 9,515,949 shares beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp. Edward H. McDermott holds sole voting and dispositive power over 1,000 shares held in the Edward H. McDermott Individual Retirement Account, which is self-directed, and shared voting and dispositive power over 9,515,949 shares beneficially owned by

Mr. McDermott solely in his capacity as one of three controlling persons of SPO Advisory Corp. The address of SPO Partners II, L.P., SPO Advisory Partners, L.P., San Francisco Partners, L.P., SF Advisory Partners, L.P., SPO Advisory Corp., John H. Scully, William E. Oberndorf and Edward H. McDermott is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941.
(8)	Executive officer or director of the Company.
(9)	Mr. Nusz has pledged 657,986 of these shares as security for personal loans.
(10)	Mr. Lou has pledged 154,199 of these shares as security for a personal line of credit, under which no amounts have been drawn.
(11)	The address of Mr. Collins is 508 W. Wall Ave., Suite 1200, Midland, Texas 79701.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2011, except that Mr. H. Brett Newton who formerly served as an executive officer, filed a late Form 4 in June 2011.

TRANSACTIONS WITH RELATED PERSONS

Procedures for Review, Approval and Ratification of Related Person Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of its directors;

•	any person who is known by the Company to be the beneficial owner of more than 5.0% of the Company’s common stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of the Company’s common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of the Company’s common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.

The Board of Directors has determined that the Audit Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company’s proxy statement, and make a determination regarding the initial authorization or ratification of any such transaction.

The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of the Company’s participation in such transactions under the Company’s Related Persons Transaction Policy adopted by the Board of Directors on May 17, 2010, which pre-approves certain related person transactions, including:

•	any employment of an executive officer if his or her compensation is required to be reported in the Company’s proxy statement under Item 402;

•	director compensation which is required to be reported in the Company’s proxy statement under Item 402;

•

any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares is pre-approved or ratified (as applicable) if the aggregate amount involved for any particular service does not exceed the greater of $500,000 or 25% of that company’s total annual revenues; and

•

charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director is pre-approved or ratified (as applicable) if the aggregate amount involved does not exceed the lesser of $200,000 or 10% of the charitable organization’s total annual receipts.

In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit Committee shall take into account, among other factors, the following: (1) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (2) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in the Company’s filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

There were no related persons transactions since May 17, 2010 which were required to be reported in “Transactions with Related Persons,” where the procedures described above did not require review, approval or ratification or where these procedures were not followed. In addition, since January 1, 2007, there has not been, any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of the Company’s directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation and Other Information,” and the transactions described or referred to below.

Registration Rights Agreement

In connection with the IPO, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with OAS Holdco. The rights and obligations of OAS Holdco under the Registration Rights Agreement were assigned to certain affiliates of EnCap in connection with the dissolution of OAS Holdco on December 15, 2010. The Registration Rights Agreement requires the Company to file, within one hundred and twenty (120) days of receipt of a demand notice issued by EnCap, a registration statement with the SEC permitting the public offering of registrable securities. In addition, the Registration Rights Agreement grants EnCap the right to join the Company, or “piggyback,” in certain circumstances, if the Company is selling its common stock in a primary offering or another party’s common stock in a secondary offering.

Transactions Involving Directors

Mr. Collins, one of the Company’s directors, owns a working interest in two of the Company’s wells. During the year ended December 31, 2011, Mr. Collins received gross payments totaling $139,620.24 from the Company attributable to such working interest, which amounts are subject to reduction for severance tax obligations and joint interest billings.

ITEM TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for 2012. PricewaterhouseCoopers LLP has audited the Company’s consolidated financial statements since its inception on February 26, 2007. The 2011 audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting was completed on February 28, 2012.

The Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

The table below sets forth the aggregate fees billed by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, for the last two fiscal years (in thousands):

	2011	2010
Audit Fees(1)	$1,229	$655
Tax Fees(2)	247	344
Other Fees	2	2

Total	$1,478	$1,001

(1)	Audit fees represent fees for professional services provided in connection with: (a) the annual audit of the Company’s consolidated financial statements; (b) the review of the Company’s quarterly consolidated financial statements; and (c) review of the Company’s other filings with the SEC, including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the years ended December 31, 2011 and 2010. For the year ended December 31, 2011, audit fees also include fees for professional services provided in connection with the annual audit of the effectiveness of the Company’s internal control over financial reporting.
(2)	Tax fees represent tax return preparation and consultation on tax matters.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of PricewaterhouseCoopers LLP’s audit, tax and other services. For the year ended December 31, 2011, the Audit Committee pre-approved 100% of the services described above under the captions “Audit Fees,” “Tax Fees,” and “Other Fees.”

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the auditors of the Company for 2012.

STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for action at the 2013 annual meeting of stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than November 14, 2012, unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.

Any stockholder of the Company who desires to submit a proposal for action at the 2013 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between January 2, 2013 and February 1, 2013, unless the Company notifies the stockholders otherwise. If a Non-Rule 14a-8 Proposal is not received by the Company on or before February 1, 2013, then the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.

“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board the Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Nominating and Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.

The Nominating and Governance Committee’s charter requires consideration of the diversity of, and the optimal enhancement of the current mix of talent and experience on, the Board. In that regard, the Nominating and Governance Committee endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Nominating and Governance Committee believes it has achieved that balance through the representation on the Board of members having experience in the oil and gas industry, accounting and investment analysis, among other areas. In connection with this consideration, the Nominating and Governance Committee considered Mr. McShane’s experience as a chief executive officer, chief financial officer, and accounting officer in the oil and gas industry. Messrs. Swanson, Cassidy and Shackouls each have experience with investment analysis in the oil and gas industry. Mr. Collins, Mr. Nusz, and Mr. Reid each have significant operational experience in the oil and gas industry. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers. In addition, the Nominating and Governance Committee from time to time will engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2013 if that nomination is submitted in writing, between January 2, 2013 and February 1, 2013, to Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002, Attention: Corporate Secretary. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

a) the nominee’s name, address and other personal information;

b) the number of shares of each class and series of stock of the Company held by such nominee;

c) the nominating stockholder’s name, residential address and telephone number, and business address and telephone number; and

d) all other information required to be disclosed pursuant to Regulation 14A of the Securities and Exchange Act of 1934.

Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of the Company’s applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Written requests for inclusion of any stockholder proposal should be addressed to Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002, Attention: Corporate Secretary. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Broadridge Financial Solutions to tabulate votes for a fee estimated not to exceed $10,000. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

PROXY MATERIALS ANNUAL REPORT AND OTHER INFORMATION

The Company’s Annual Report to Stockholders for the year ended December 31, 2011, is being made available to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 2, 2012:

A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011 AND THE 2011 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE AT www.proxyvote.com.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, will be sent to any stockholder without charge upon written request. One copy of the Notice, this Proxy Statement and our Annual Report on Form 10-K (the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. A copy of the Proxy Materials will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002 or by calling (281) 404-9600. The Annual Report on Form 10-K is also available at the SEC’s website in its EDGAR database at www.sec.gov.

INTERNET AND PHONE VOTING

For shares of stock that are registered in your name, you may vote by internet or phone using procedures provided by Broadridge Financial Solutions, Inc. (“Broadridge”). Votes submitted by internet or phone must be received by 11:59 p.m., Eastern Time, on Tuesday, May 1, 2012. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.

For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company’s transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your Proxy or voting instruction card to determine whether you can vote by phone or electronically.

*****

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIAL, BY COMPLETING, SIGNING AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,

Nickolas J. Lorentzatos

Corporate Secretary

Houston, Texas

March 14, 2012

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

OASIS PETROLEUM INC.

1001 EAST FANNIN STREET, SUITE 202 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

HOUSTON TX 77002 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet

1

Investor Address Line 1 and, when prompted, indicate that you agree to receive or access proxy materials Investor Address Line 2 electronically in future years.

Investor Address Line 3 1 1 OF

Investor Address Line 4 VOTE BY PHONE—1-800-690-6903

Investor Address Line 5 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample P.M. Eastern Time the day before the cut-off date or meeting date. Have your 1234 ANYWHERE STREET 2 proxy card in hand when you call and then follow the instructions.

ANY CITY, ON A1A 1A1

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # 000000000000

NAME

THE COMPANY NAME INC.—COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS A 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS B 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS C 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS D 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS E 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS F 123,456,789,012.12345 THE COMPANY NAME INC.—401 K 123,456,789,012.12345

x

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the

The Board of Directors recommends you vote

FOR the following: nominee(s) on the line below. 02

0 0 0

1. Election of Directors

Nominees

01 William J. Cassidy 02 Taylor L. Reid 03 Bobby S. Shackouls 0000000000

The Board of Directors recommends you vote FOR the following proposal: For Against Abstain

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2012. 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Investor Address Line 1 Investor Address Line 2 R1.0.0.11699 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5

1 Please sign exactly as your name(s) appear(s) hereon. When signing as

_ John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name, by authorized officer.

0000128814 SHARES

CUSIP # JOB # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com .

OASIS PETROLEUM INC. Annual Meeting of Shareholders May 2, 2012 9:00 AM CDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Thomas B. Nusz and Nickolas J. Lorentzatos, and each of them, as attorneys in fact and proxies with full power of substitution and revocation as to each of them, to represent the undersigned and to vote all the shares of common stock of Oasis Petroleum Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 2, 2012, and any adjournment or postponement thereof, upon the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THE NAMED PROXIES WILL VOTE “FOR” THE PROPOSALS AS TO ITEMS 1 AND 2. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. TO BE VALID, THIS PROXY MUST BE SIGNED.

R1.0.0.11699 _ 2 0000128814

Continued and to be signed on reverse side